UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2006

Lounsberry Holdings I, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-51377	51-0539826
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12020 Sunrise Valley Drive, Suite 100, Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(703) 430-4738

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 11, 2006, Lounsberry Holdings I, Inc. (the “Company”) acquired the stock of Computer Networks & Software, Inc., a Virginia corporation (“CNS”), pursuant to an Agreement and Plan of Reorganization (the “CNS Agreement”) dated January 10, 2006, by and among the Company, CNS Acquisition Corp., a Virginia corporation (“Acquisition Company”), CNS, and Chris Dhas, Chris A. Wargo, and James G. Dramby (the “CNS Stockholders”). In connection with the acquisition of CNS pursuant to the CNS Agreement, the Company entered into:

(a) A preferred stock purchase agreement (the “Preferred Stock Agreement”) with Barron Partners LP, pursuant to which Barron Partners invested $1,300,000 for which the Company issued 5,416,667 shares of a newly-created series of preferred stock, designated as the series A preferred stock, and warrants to purchase an aggregate of 30,000,000 shares of common stock. The series A preferred stock is convertible into 10,833,334 shares of common stock, subject to adjustment.

(b) A stock redemption agreement with Capital Markets Advisory Group, LLC (“Capital Markets”), the Company’s principal stockholder, pursuant to which the Company purchased 928,000 shares of common stock from Capital Markets for $200,000, using the proceeds from the Preferred Stock Agreement.

(c) A stock exchange agreement (the “Exchange Agreement”) with the holders of the outstanding stock of Acquisition Company pursuant to which the Company issued 382,500 shares of Common Stock and warrants to purchase 892,500 shares of Common Stock at an exercise price of twelve cents ($.12) per share, in exchange for all of the issued and outstanding capital stock of Acquisition Company.

(d) An employment with Paul B. Silverman, pursuant to which the Company employed Mr. Silverman as its chief executive officer.

The CNS Agreement

Pursuant to the CNS Agreement, Acquisition Company was merged with and into CNS with the result that CNS became a wholly-owned subsidiary of the Company and the CNS Stockholders received:

•
Cash payments totaling $1,000,000, of which approximately $250,000 was paid at the closing to or in accordance with instructions from the CNS Stockholders, and the balance of approximately $750,000 (the “deferred payments”), is payable as follows. To the extent that CNS received payments from certain government agencies for services which were rendered but are not yet billable, up to a maximum of approximately $440,000, the Company will pay the CNS Stockholders from the proceeds of such collections. The balance will be payable in twelve equal monthly installments commencing May 15, 2006 through and including April 15, 2007.

•	1,075,000 shares of Common Stock.

•	Warrants to purchase 10,000,000 shares of Common Stock at an exercise price of $.20 per share. These warrants are exercisable commencing July 1, 2006 through December 31, 2010.

The CNS Agreement also provides for contingent payments of up to a maximum of $1,000,000 equal to 35% of the amount by which the Company’s EBITDA for any year, commencing in 2006 through 2010, exceeds $900,000. Once CNS has paid $1,000,000 pursuant to this provision, there is no further contingent payment due.

Prior to the transaction, the CNS Stockholders had guaranteed CNS’ obligations to its secured lender. This guarantee is continuing. The Company has guaranteed CNS’s obligations to pay the deferred and contingent payments under the CNS Agreement and payment of any amount paid by the CNS Stockholders under their guarantee.

At the closing, CNS entered into employment agreements with each of the CNS Stockholders which provide for an annual compensation at the annual rate of $265,000 plus a $20,000 bonus payable by January 15, 2007. Pursuant to these agreements, Chris Wargo will be president of CNS, Jim Dramby will be chief operating officer of CNS and Chris Dhas will be chief technical officer of CNS. The agreements also provide for a $400 per month automobile allowance. The employment agreements also provide that, after a public market develops for the Company’s common stock, the Company shall grant each of them a stock option to purchase 50,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. If CNS terminates the employment agreement other than as a result of death, disability or cause or if the executive terminates the agreement with good cause, as defined, CNS is required to pay the executive for the balance of the term. The employment agreement with Mr. Dhas gives him the right to take a leave or absence or to terminate the agreement prior to the expiration of the stated term.

Liberty Company Fund LP has agreed to grant the CNS Stockholders a put pursuant to which Liberty Company Fund would, upon exercise of the put at a time when the underlying shares are subject to an effective registration statement, purchase any or all of the 1,075,000 shares of Common Stock for a total purchase price of $.744 per share, subject to certain conditions and limitations.

The Company agreed to register the shares of common stock issued pursuant to the CNS Agreement and the warrants issued pursuant to the CNS Agreement, and the CNS Stockholders agreed to an 18 month lock-up on the shares of common stock issued pursuant to the CNS Agreement and upon exercise of the warrants. The lock-up does not apply to shares transferred to Liberty Company Fund upon exercise of the put granted by Liberty Company Fund.

Preferred Stock Agreement

Pursuant to the Preferred Stock Agreement:

•
The Company sold to Barron Partners, for $1,300,000, (i) 5,416,667 shares of series A preferred stock and warrants (the “Barron Warrants”) to purchase 10,000,000 shares of common stock at an exercise price of $.20 per share, 10,000,000 shares of common stock at an exercise price of $.25 per share and 10,000,000 shares of common stock at an exercise price of $.30 per share. The terms of the series A preferred stock are set forth in “Item 5.03. Amendments to Articles of Incorporation or By-laws; Changes in Fiscal Year.”

•
The Company agreed that, within 60 days from the closing date, January 12, 2006, it will have appointed such number of independent directors that would result in a majority of its directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors. Failure of the Company to meet these requirements would results in the imposition of liquidated damages which are payable in cash or additional shares of series A preferred stock. Until such time as the Company has met this requirement, the shares of common stock owned by Paul B. Silverman will be held in escrow subject to a pledge of such stock as described below under "Exchange Agreement" in this Item 1.01.

•
The Company and Barron Partners entered into a registration rights agreement pursuant to which the Company agreed to file, within 60 days after the closing, a registration statement covering the common stock issuable upon conversion of the series A preferred stock and exercise of the Barron Warrants. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of series A preferred stock.

•
The Certificate of Designation and the Barron Warrants provide that the series A preferred stock cannot be converted and Barron Warrants cannot be exercised if such conversion or exercise would result in the holder and its affiliates of more than 4.9% of the then outstanding number of shares of common stock on such date. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3. This limitation may not be modified or waived.

•
The Company’s board of directors approved and agreed to submit to the Company’s stockholders for their approval, an amendment to the Company’s certificate of incorporation to provide that the terms and conditions of any rights, options and warrants approved by the board of directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Company (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.”

•
The warrants issued to the investors have a term of five years. In the event our EBITDA, as defined, per share of common stock for 2006, is less than $0.039 per share, the Exercise Price shall be reduced proportionately by to 30%. The exercise price will be reduced by 30% if EBITDA per share $0.027 per share or lower.

•
The warrants also provide that, with certain exceptions, if the Company issues common stock at a price, or warrants or other convertible securities with an exercise or conversion price which is less than the exercise price of the warrants, the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case may be, of such other securities.

•	The Company also reimbursed Barron Partners for its due diligence and other expenses in the amount of $50,000.

Liberty Company Financial, LLC served as placement agent for the financing. As compensation for its services as placement agent, the Company paid Liberty a fee of $60,000, reimbursed Liberty $5,000 for its expenses and issued to Liberty a warrant to purchase 1,343,333 shares of common stock at an exercise price of $.12 per share. The Company granted Liberty registration rights similar to those applicable to the rights granted to the parties to the Exchange Agreement.

Exchange Agreement

Pursuant to the Exchange Agreement, the Company issued to Paul B. Silverman and the two other stockholders of Acquisition Company, an aggregate of 382,500 shares of Common Stock and warrants to purchase 892,500 shares of Common Stock at an exercise price of $.12 per share, in exchange for all of the issued and outstanding capital stock of Acquisition Company. Of this amount, we issued to Mr. Silverman, 267,750 shares of common stock and warrants to purchase 624,750 shares of common stock.. The stockholders of Acquisition Company acquired their stock in Acquisition Company in January 2006 for a total consideration of $2,500.

The shares and warrants issued pursuant to the Exchange Agreement are subject to an 18 month lock-up, and we granted the stockholders demand and piggyback registration rights subsequent to December 31, 2006.

In December 2004, Cornell Capital Partners, LP made a $300,000 loan to Global Defense Corporation, a development stage corporation which was and is an affiliate of Mr. Paul Silverman. In connection with the acquisition of CNS, we issued to Cornell 150,000 shares of common stock, paid $125,000 on account of Global Defense’s obligations to Cornell and guaranteed Global Defense’s obligation to pay the remaining $175,000 to Cornell. In addition, Mr. Silverman pledged 260,100 shares of common stock and warrants to purchase 606,900 shares of common stock as security for Global Defense’s obligation to pay the remaining $175,000.

Stock Redemption Agreement

Pursuant to an agreement dated January 10, 2006 between the Company and Capital Markets, the Company’s principal stockholder, the Company purchased 928,000, constituting 90.2% of the then outstanding shares of the Company’s common stock, from Capital Markets for $200,000. The purchase price was paid from the proceeds of the sale of series A preferred stock to Barron Partners. In connection with that agreement, the Company agreed to include all of the then-outstanding shares of common stock in the first registration statement that the Company files after the closing.

Paul Silverman Employment Agreement

Pursuant to his employment agreement, the Company agreed to employ Mr. Silverman as its chief executive officer through 2006, and continuing on a year-to-year basis unless terminated by either party on 90 days’ written notice prior to the expiration of the initial term or any one year extension. During the term of the agreement, the Company agreed to include Mr. Silverman as one of the Company’s nominees for election as a director. Mr. Silverman’s salary is $240,000 for 2006, $260,000 for 2007 and $280,000 for 2008 and a $500 per month automobile allowance. However, for 2006, Mr. Silverman will receive salary at the annual rate of $180,000, deferring the $60,000 balance until January 31, 2007. The agreement also provides that Mr. Silverman will receive a bonus for each year, not to exceed Executive’s Salary for the year, the amount of the bonus to be determined by a compensation committee of the Board comprised solely of independent directors, based on such revenue, EBITDA, earnings or other performance criteria as such committee may determine, the amount and payment of which shall also be subject to cash flow availability. If the Company terminates the employment agreement other than as a result of his death, disability or cause or if Mr. Silverman terminates the agreement with good cause, as defined, the Company is required to pay the Mr. Silverman for the balance of the term and during this period, to keep Mr. Silverman on the Company’s insurance plans. Contemporaneously with the board of directors’ approval of the employment agreement, the board, with Mr. Silverman as the sole director, authorized the grant to Mr. Silverman of stock options to purchase 926,100 shares of common stock at $.12 per share, being the fair market value of the common stock on the date of grant.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Information in response to this Item 2.01 is keyed to the Item numbers of Form 10SB.

Part I

Item 1. Description of Business

SUMMARY

On January 9, 2006, the Company acquired the CNS pursuant to the CNS Agreement, which is described under “Item 1.01. Entry into a Material Definitive Agreement.”

References to “we,” “us,” “our” and similar words refer to the Company and, where applicable, CNS, which, as a result of the merger of Acquisition Company into CNS, is a wholly-owned subsidiary of the Company, unless the context indicates otherwise. Prior to the effectiveness of the reverse acquisition these terms refer to CNS.

We provide network and software solutions and professional consulting services including engineering and technical services, software development, systems engineering and analysis, systems integration, international circuit provisioning, internet management applications and program/project management primarily to agencies of the federal government. Since its founding in 1987, CNS has focused on solving complex communications technology issues by providing a high level expertise in engineering, systems and technology areas. Approximately 40% of its employees have high level security clearances.

Our current business operation consists of two core business areas. The first is the project solutions group that provides advanced communications and information engineering services in support of government agencies. This group provides services to the military, government and the aviation industry in the disciplines of communications, navigation and surveillance. These services also include system performance measurement, performance analysis and capacity planning. We undertake highly technical projects that leverage its expert information technology knowledge and experience.

The professional consulting services group provides technical consultants to government agencies on a subcontract basis through large system integrators. Staffing includes personnel that carry government security clearance from the Secret to Top Secret level. The group’s major area of support is to provide network and security and information technology engineering.

Our clients are principally government agencies, with the largest two being NASA and the Defense Information Systems Agency, and FNS Verizon and Qwest, which are prime contractors who subcontract our services. These four customers accounted for 85.7% of our revenue for the nine months ended September 30, 2005, 92.0% of revenue for 2004 and 84.0% of revenue for 2003.

Organization; Merger

On January 11, 2006, pursuant to the CNS Agreement, Acquisition Company was merged into CNS, with the result that CNS became a wholly-owned subsidiary of the Company and the CNS Stockholders received the consideration described under “Item 1.01 Entry into Definitive Material Agreement.” As a result of the merger of Acquisition Company into CNS, the Company’s business is the business of CNS. The merger will be accounted for as a reverse acquisition. The accounting rules for reverse acquisitions require that beginning with the date of the merger, December , 2005, the Company’s balance sheet includes the assets and liabilities of CNS and its equity accounts were recapitalized to reflect the net equity of CSN. In addition, the Company’s historical operating results will be the operating results of CNS.

CNS is a Virginia corporation founded in 1987. Its executive offices are located at 7405 Alban Station Court, Suite B-215, Springfield, VA 22150-2318, telephone (703) 644-2013. CNS’ website is www.cnsw.com. Information on CNS’s website or any other website is not part of this current report on Form 8-K.

The Company is a Delaware corporation, organized in 2005. Its executive offices are located at 12020 Sunrise Valley Drive, Suite 100, Reston,  Virginia 20191, telephone              ..

RISK FACTORS

An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

Risks Relating to our Business

We require additional financing for our operations.

Although we had working capital of approximately $275,000 at September 30, 2005, we require additional funding for our operations. At September 30, 2005, we had a bank overdraft of approximately $146,000, which reflected advances from our secured lender in excess of our borrowing base. Our working capital has decreased since September 30, 2005, since we are continuing to incur direct costs of services prior to receipt of a contract covering those services. Our failure to obtain additional financing could impair our ability to both serve our existing clients base and develop new clients and could result in both a decrease in revenue and an increase in our loss.

Our working capital is impacted by labor costs incurred without a government contract.

At September 30, 2005, we had unbilled services of approximately $650,000, which represents services rendered to government agencies prior to receipt of a contract from the agency. If the agency does not issue a contract, whether as a result of changes in the agency’s budget or for other reasons, we will not receive payment for the services rendered. Although we have not established a reserve against these unbilled services, to the extent that a contract is not issued, we will be required to write off the unbilled services, which would impair the results of our operations and could impair our ability to obtain working capital financing.

We need to hire a chief financial officer.

Our chief executive officer, Paul B. Silverman, is presently acting as our chief financial officer as well. Our failure to hire an independent chief financial officer could affect our ability to implement necessary internal controls which could affect our credibility in the market place.

As a result of the reverse acquisition, our expenses will increase significantly.

As a result of the reverse acquisition, our ongoing expenses have increased significantly, including expenses in compensation to our present officers, compensation to our chief executive officer, who was not employed by us prior to the reverse acquisition, additional expenses relating to the anticipated hiring of a chief financial officer, ongoing public company expenses, and obligations incurred in connection with the reverse acquisition. We are also required to make payments totaling approximately $750,000 to the former CNS stockholders from our operations. Our failure to generate sufficient revenue, to reduce expenses or to obtain financing to cover our increased level of expenses could impair our ability to continue in business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management - Compensation” in this Item 2.01.

The factors which resulted in a loss for the nine months ended September 30, 2005 may continue to affect our business.

Although we generated net income for the years ended December 31, 2004 and 2003, we sustained a loss of for the nine months ended September 30, 2005, primarily because of a decrease in our gross margin from 50% to 35% and an increase in indirect costs, principally selling, general and administrative costs. The decrease in gross margin results from both labor costs for services rendered to a government agency prior to receipt of a contract and an increase in the percentage of revenue from private sector clients which generate a lower gross margin than government clients. If we are not able to increase our gross margin and reduce our selling, general and administrative expenses we will not be able to operate profitably, and if our losses continue, we may not be able to continue in business.

Because we are dependent upon four major clients, the loss of any of these clients could impair our ability to operate.

Our four largest clients, two of which are government agencies and two of which are companies in the private sector, accounted for approximately 85.7% of our revenue in the nine months ended September 30, 2005, 92.0% of our revenue for 2005, and 84% of our revenue for 2004. One of these clients, FNS Verizon, accounted for 42.6% of our revenue for the nine months ended September 30, 2005, 32.7% of our revenue for 2004 and 19.7% of our revenue for 2004. Further, another of these major clients, NASA, accounted for 15.9% of our revenue for the nine months ended September 30, 2005, 27.8% of revenue for 2004 and 25.6% of revenue for 2003. Both the revenue from NASA, and the gross margin on work performed for NASA was affected by our performance of services for NASA without a formal contract from NASA. As a result, we incurred cost of revenue without being able to recognize revenue or collect for the services. The loss of any of these clients could material impair our ability to continue in operations unless we develop alternative revenue sources. We cannot assure you that we will be able to develop additional revenue sources or that we receive a contract from NASA for the services rendered.

Because we are engaged pursuant to short term contracts, we do not have a continuing source of revenue.

Since our engagements are on a short term basis, and any contracts with agencies of the federal government are subject to renegotiation and termination for the convenience of the government, we do not have any assurance of a continued source of revenue. Our inability or failure to obtain new contracts from our major clients and to develop a larger client base could impair are ability to operate and could result in continuing and increased losses.

Because our revenue is derived from services rendered from the defense and related industries, our operating results may suffer from conditions affecting this market.

Substantially all of our revenue is derived from clients in the defense and related industries. Our business may suffer from any budgeting, economic or other trends that have the effect of reducing the requirements for our services, including changes in federal budgeting which may reduce the budget of those agencies that either engage us directly or affect the contracts of private sector clients for whom we perform services as subcontractors under prime contracts with government agencies.

Our operating results in future periods may vary from quarter to quarter, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

Our revenue and operating results have fluctuated from quarter to quarter significantly in the past. Although we showed in increase in revenue from the nine months ended September 30, 2004 to the nine months ended September 30, 2005, we showed a loss of $59,000 for the nine months ended September 30, 2005 as compared with net income of approximately $543,000 for the comparable period of 2004. We expect that fluctuations in both revenue and net income will continue due to a variety of factors, many of which are outside of our control. Furthermore, to the extent that we perform services under a government contract in a period prior to the receipt of a contract, both our gross margin and our net income will be affect in both the quarter in which the services are performed and in the quarter in which the contract is received. A substantial portion of our operating expenses is related to personnel costs, depreciation and rent which cannot be adjusted quickly and, therefore, cannot be easily reduced in response to lower revenue levels or changes in client requirements. Due to these factors and the other risks discussed in this current report on Form 8-K, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance.

Our failure to identify and engage qualified information technology professionals will adversely affect our ability to attract clients and generate revenue.

Our business is dependent upon our identifying, hiring and retaining qualified information technology professionals and, in many cases, professionals with security clearances required by our clients. Because these information technology professionals are in high demand and the demand for these professionals is increasing, we may have difficulty in attracting a sufficient number of qualified professionals to meet our staffing requirements and attract clients. Furthermore, to the extent that we have highly skilled personnel with security clearance who are not engaged on assignments for our clients would increase our cost of revenue without generating revenue, which would result in decreased gross margins and could result in continued losses.

Our failure to meet our clients’ expectations could result in decreased revenue, increased costs and negative publicity.

Our client engagements involve the creation, implementation and maintenance of solutions to meet the specific needs of our clients, which may be critical to our clients’ businesses or to specific objectives of our government clients. defects or errors in these systems or failure to meet clients’ needs and expectations could result in:

•	delayed or lost revenues;

•	increased costs in correcting any problems or errors;

•	negative publicity regarding us and the quality of our services;

•	claims for substantial damages against us, regardless of our responsibility for such failure, which claims may exceed our insurance coverage; and

•	our inability to attract or retain clients or personnel.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price.

Because of both the absence of a public market for our common stock, the terms of our recent private placement and the number of outstanding warrants and the exercise price and other terms on which we may issued common stock upon exercise of the warrants, it may be difficult for us to raise additional capital if required for our present businesses and for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion price of the series A preferred stock and exercise price of the warrants held by the Barron Partners.

We may not be able to continue to grow through acquisitions.

An important part of our growth strategy is to expand our business and to acquire other businesses, which may or may not be related to our current businesses. Such acquisitions may be made with cash or our securities or a combination of cash and securities. If our stock price is less than the exercise price of the outstanding warrants, it is not likely that that warrants will be exercised. To the extent that we require cash, we may have to borrow the funds or sell equity securities. The issuance of equity, if available, would result in dilution to our stockholders. We have no commitments from any financing source and we may not be able to raise any cash necessary to complete an acquisition. If we fail to make any acquisitions, our future growth may be limited. As of the date of this current report on Form 8-K, we do not have any agreement or understanding, either formal or informal, as to any acquisition.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Because we are dependent on our management, the loss of key executive officers or a key consultant and the failure to hire additional qualified key personnel could harm our business.

Our business is largely dependent upon the continued efforts of the CNS Stockholders, Chris Dhas, Chris A. Wargo, and James G. Dramby, and our chief executive officer, Paul B. Silverman. We have three year employment contracts with each of these individuals, although Mr. Dhas has the right to take a leave of absence or terminate his employment. Our business may be adversely affected if any one or more of these individuals or any of our key management personnel or other key employees left our employ. The employment agreements do not guarantee that they will continue with us. Furthermore, we need to hire additional a chief financial officer and we may need to hire additional marketing personnel. We cannot assure you that we will be successful in engaging and retaining such personnel and the failure to engage qualified personnel will have a material adverse effect upon our business.

Because our board of directors does not have a majority of independent directors, we may be unable to generate any interest in our common stock.

In general, investors, particularly institution investors, do not invest in companies that do not have an independent board of directors, a view which is more notable for companies whose stock is not traded on the Nadasq Stock Market or is listed on the New York or American Stock Exchange. Further, our failure to have a board of directors with at least a majority of independent directors within 60 days from the closing could result in our obligation to pay liquidated damages under our agreement with Barron Partners.

Intense competition for both clients and information technology professionals could limit our ability to compete.

A number of major companies provide services which are similar to our services. Some of these companies have the managerial resources, qualified professionals and financial ability to dominate the market. In addition, because there is no significant barrier to entry, other companies may enter the field with little difficulty. Accordingly, we cannot assure you that we will be able to compete successfully with existing or new competitors. We compete with national, regional and local firms for access to both hiring employers and candidates. In addition to a large number of national and regional firms, which have greater financial, technical and marketing resources than we have, the competition includes numerous smaller business which compete aggressively in their markets. Many major defense contractors have divisions which perform services similar to ours. We cannot give any assurance that we will be able to compete successfully with these firms either for the employment of highly skilled workers with necessary security clearances or for engagements from clients.

Because we lack patent or copyright protection, we cannot assure you that others will not be able to use our proprietary information in competition with us.

We have no patent or copyright protection for our proprietary software or products, including our bomb-jamming equipment, and we rely on non-disclosure agreements with our employees. Any unauthorized use or disclosure of this information could harm our business.

We may face liability claims from our clients.

Our business may expose us to liability with respect to services rendered by our employees. Any failure of a client’s computer system which is the result of an act or omission by our employees, including the failure of an employee to comply with the client’s confidentiality restrictions or with the restrictions imposed on persons with a high level of security clearance. Our professional liability insurance may not provide adequate coverage for any claim or continue to be available on acceptable costs and terms.

Risks Related to our Common Stock and the Market for our Common Stock.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors has and in the future may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock and the certificate of designation relating to the series A restricts our ability to issue additional series of preferred stock, we may issue such shares in the future.

The issuance of shares through our stock compensation and incentive plans may dilute the value of existing stockholders.

We anticipate using stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price.

Shares may be issued pursuant to our stock plans which may affect the market price of our common stock.

We may issue stock upon the exercise of options or pursuant to stock grants covering a total of 2,015,000 shares of common stock pursuant to our 2006 long-term incentive plan, under which options to purchase 1,039,500 shares of common stock at $.12 per share, held by our two directors, Paul B. Silverman (926,100 shares) and Tom Bednarek (113,400 shares), are outstanding. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. Because none of our directors are independent directors, we do not have independent audit or compensation committees. We also are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We may be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We do not anticipate paying dividends on our common stock.

We are prohibited from paying dividends on our common stock while the series A preferred stock is outstanding.

Because there is no public market for our common stock, you may have difficulty selling common stock that you own.

Although we are registered pursuant to the Securities Exchange Act of 1934, we have approximately 40 stockholders and there is no public market for our common stock. None of the presently outstanding shares of common stock may be sold except pursuant to an effective registration statement. We have agreed to file a registration statement to enable our stockholders to sell their shares, neither the filing of a registration statement nor the effectiveness of the registration statement will assure a public market for out common stock. Accordingly we cannot assure you that there will be any public market for our common stock.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our common stock.

If a public market develops for our common stock and if our stock price is less than $5.00 per shares, our stock would be subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. These rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us, including this current report on Form 8-K, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Fluctuations in our operating results and announcements and developments concerning our business affect our stock price.

Historically, there has been volatility in the market price for common stock of companies such as us. Our quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the termination or expiration of existing license agreements and other developments affecting us, could cause the market price of our common stock to fluctuate substantially. Further, since a majority of our operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter, the underutilization of our technical personnel may cause significant variations in our operating results in any particular quarter and could result in losses for the quarter.

We cannot predict when or whether an active market for our common stock will develop.

In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

The registration and potential sale by our stockholders of a significant number of shares could encourage short sales by third parties.

The number of shares of common stock that is subject to registration rights includes all of the 10,833,334 shares of common stock issuable on conversion of the series A preferred stock held by Barron Partners as well as the 30,000,000 shares of common stock issuable to Barron Partners upon exercise of its warrants, together with all of the common stock which was issued or is issuable upon exercise of warrants as described in “Item 1.01. Entry into a Material Definitive Agreement” is substantially in excess of our presently outstanding common stock. In addition, we are registering the 1,075,000 shares of common stock issuable to the CNS Stockholders which are subject to a put agreement with Liberty. The significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

If stockholders whose shares are being registered sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale the offered shares and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

FORWARD-LOOKING STATEMENTS

Statements in this current report on Form 8-K may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this current report and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, our ability to diversify our client base and enter new markets for our services, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this current report.

BUSINESS

We provide network and software solutions and professional consulting services including engineering and technical services, software development, systems engineering and analysis, systems integration, international circuit provisioning, internet management applications and program/project management primarily to agencies of the federal government. We provide these services both to government agencies and companies in the private sector. Approximately 40% of our employees have high level security clearances.

We provide advanced communications and information engineering services in support of government agencies to the military, government and the aviation industry in the disciplines of communications, navigation and surveillance. These services also include system performance measurement, performance analysis and capacity planning. We undertake highly technical projects that leverage our expert information technology knowledge and experience.

Our professional consulting services group provides technical consultants to government agencies on a subcontract basis through large system integrators. In providing network and security and information technology engineering, we assist clients in meeting their complex technical needs arising from the rapid advance of communications and computing technologies. We believe that our success in marketing our services reflects our ability to meet the needs of the our clients in the face of rapid developments in technology which must be addressed by the defense industries by quickly adapting to these changes in order to meet its clients’ needs. Some of our services offerings are as follows:

•	Communications, navigation and surveillance for aerospace
•	System performance measurement, performance analysis and capacity planning
•	Technical consulting in information technology and program management
•	Other services to include professional services and technical staff consulting

We seek to differentiate ourselves from our competitors by undertaking highly technical projects that require both our information technology knowledge with our extensive federal project experience and high level security clearance. Our active Department of Defense security clearances include 25 top secret and three secret clearances, with four requests for security treatment pending. Some examples of our highly technical projects include the following:

•
Under contract to a government research center, we developed a new communications approach to support the small aircraft transportation system (SATS) concept, known as the “Airborne Internet.” The concept was the result of a study and demonstration testbed activities performed by our engineers. A copy of the system components was then procured for use by a government research center during the SATS Program.

•
Under contract to a government research center, we constructed a communication testbed to interact with a European group’s study and analysis of the use of the next generation internet protocol (IP), know as IP Version 6. During the study, we performed tests in the use of the new protocol for air traffic control applications. The topics study included the use of wireless services, quality of service parameters, the use of security protocols, and the transmission of voice via these data facilities using voice over IP technologies.

•
We developed the software and performed the system integration for a large-scale communications test facility, and for a web-based system; both systems used to conduct performance simulations of aeronautical communications. Under contract to a government research center, we developed the software and hardware integration necessary to construct a simulator known as the Virtual Aircraft and Controller Communications Evaluation Systems. This simulator was able to establish flight plans for more than 160 aircraft and the message emulation between the aircraft avionics, the pilot, and the air traffic controller. The messaging was based on the International Civil Air Organization standards for the use of controller-to-pilot data link. These standards are part of the emerging use of digital communications to accomplish controller to pilot messing instead of using voice. The simulator was able to connect to radio components using the full suite ICAO standard layers. The overall work involved a distributed system architecture and the development of more than 1,000,000 lines of software that worked in near-real-time processes. The simulator is used to conducts experiments showing the performance of the new radio protocols and techniques using the message traffic loads resulting under differing aircraft flight scenarios. For the use of interagency collaboration in the development of CNS systems to support new operational concepts systems, we developed a web-based tool called the Future Evaluation Subnetwork Traffic Evaluation System The system allows users to set up information transactions between components of the air traffic system and then to evaluate, through the use of software models of the communications, the communications requirements and performance of the of the systems. The work involved the development of more than 600,000 lines of software code and the integration of modeling, database and web servers.

•	We worked with domestic and international organizations in a project aimed at shaping the communications mechanisms that will support the air traffic control system in the United States.

The Market

In recent years, the information technology consulting and services industry sector has shown stronger and steadier growth than many other technological industry sectors, as the growing trend towards outsourcing helped shield companies in this market from the down turn which affected many technology markets. The information technology consulting and services industry sector includes all providers of information technology services other than data processing -- in particular information technology consulting and information management services.

The historical global information technology consulting growth, as reported by the Federal IT Security MarketView (June 2004) shows annual growth; however, the rate of growth has varied significantly over the past few years, and slowed down significantly after 2002, from a growth rate of 14.3% from 1999 to 2000 to a growth rate of 2.5% from 2001 to 2002. Although we believe that the market is growing, the rate of growth has only marginally improved since 2003.

Marketing

Over the past five years our marketing efforts has been built on developing relationships with key management personnel of a specific government agency or commercial vendor that provides technical services to the government. As we go forward we will continue to seek to develop relationships with government and commercial vendor personnel, however to maximize our growth potential we must increase our bidding opportunities by adding senior sales personnel to seek out proposal opportunities with new clients within the government. Sales personnel will be salaried employees and will be on a defined commission plan.

Principal Customers

Four customers accounted for 10% or more of our revenue during the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003. The following table sets froth information as to revenue and percentage of revenue for these periods (dollars in thousands):

Customer	Nine Months Ended September 30, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
FNS Verizon	$2,333 (42.6%)	$2,181 (32.7%)	$1,194 (19.7%)
Qwest	930 (17.0%)	1,344 (20.2%)	1,423 (23.5%)
NASA	873 (15.9%)	1,849 (27.8%)	1,550 (25.6%)
Defense Information Systems Agency	561 (10.2%)	782 (11.3%)	923 (15.2%)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information relating to services performed for government agencies, principally NASA, prior to receipt of a contract.

Recruitment

We offer a wide variety of alternative solutions to our customers’ staffing and recruiting needs. We seek to provide a one-stop shop of creative, cost-effective answers to what can be seen by the customer as daunting questions.  The focus and fundamental force behind our staffing and recruiting solutions philosophy is simply this:  we are customer-driven.   We provide, as much, or as little, support as the customer needs in as many or as few combinations as it requires.
Our consulting and outsourcing solutions provides services and solutions that help our customers plan, design, implement, and operate networks in today's constantly changing, complex environment. Some of our staffing and recruiting solutions services include the following:

•	Outsourcing - In these rapidly changing economic times, outsourcing has become an integral management tool for redefining and re-energizing corporations.

•
Consulting - We provide expert consultants to support functions such as the application development process, technology migration, and project management. Our services relate to legacy systems, distributed systems and emerging technology.

•
Onsite - If requested by our customers, we can manage all of our customer’s IT staffing needs.  We offer to provide processes for managing multiple IT staffing vendors, independent contractors or specialty suppliers.  We can serve as an extension of our customers’ human/recruiting resources and IT organizations.

•	Staffing and Direct Hires - We offer to meet our customers’ staffing needs, including temporary or permanent staff or to assist the customer in directly hiring IT personnel.

Competition

A number of major companies provide services which are similar to our services. Some of these companies have the managerial resources, qualified professionals and financial ability to dominate the market. In addition, because there is no significant barrier to entry, other companies may enter the field with little difficulty. Accordingly, we cannot assure you that we will be able to compete successfully with existing or new competitors. We compete with national, regional and local firms for access to both hiring employers and candidates. In addition to a large number of national and regional firms, which have greater financial, technical and marketing resources than we have, the competition includes numerous smaller business which compete aggressively in their markets. Many major defense contractors have divisions which perform services similar to ours. We cannot give any assurance that we will be able to compete successfully with these firms either for the employment of highly skilled workers with necessary security clearances or for engagements from clients. We compete with these companies both for engagements from customers and for highly skilled information technology personnel, especially those with a high level of security clearance.

Government Regulations

The staffing industry, in which we are engaged, does not require licensing as a personnel or similar agency. However, as a provider of personnel for other corporations, we are subject to federal and state regulations concerning the employment relationship, including those relating to wages and hours and unemployment compensation. We also maintain a 401(k) plan for our employees and we are subject to regulations concerning such plan.

Because we have contracts with government agencies, we are subject to the procurement regulations of the Department of Defense as well as any other agencies, such as NASA, which is one of our major clients. Government contracts are typically subject to renegotiation and to cancellation for the convenience of the government. Further, regardless of whether we perform services at the request of an agency, until and unless we receive a contract, the agency has no obligation to pay us. In the past, we have performed services with government agencies prior to the formal issuance of a contract. To date the contracts have been issued, although the delay between the performance of services and the date of the contract could be significant. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

Some of our contracts with both government agencies and the private sector require us to provide employees or independent consultant who have a high level of security clearance. Since a number of our employees have security clearance, we are able to bid on and we have been successful in obtaining these contracts.

Intellectual Property Rights

We have no patent or copyright protection for our proprietary software or products, and we rely on non-disclosure agreements with our employees. Any unauthorized use or disclosure of this information could harm our business.

Personnel

We currently employ 57 administrative and technical staff employees and five technical consultants who provide consulting services to several of our clients.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion together with Financial Statements and pro forma financial statements that are filed as exhibits to this current report on Form 8-K.

Overview

We provide network and software solutions and professional consulting services including engineering and technical services, software development, systems engineering and analysis, systems integration, international circuit provisioning, internet management applications and program/project management primarily to agencies of the federal government. Since its founding in 1987, CNS has focused on solving complex communications technology issues by providing a high level expertise in engineering, systems and technology areas. Approximately 40% of our employees have high level security clearances.

Our current business operation consists of two core business areas. The first is the project solutions group that provides advanced communications and information engineering services in support of government agencies. This group provides services to the military, government and the aviation industry in the disciplines of communications, navigation and surveillance. Services also include system performance measurement, performance analysis and capacity planning. This group has always and will continue to differentiate itself from the competition by undertaking highly technical projects that leverage its expert information technology knowledge and experience.

The professional consulting services group provides technical consultants to government agencies on a subcontract basis through large system integrators. Staffing includes personnel that carry government security clearance from the Secret to Top Secret level. The group’s major area of support is to provide network and security and information technology engineering.

Our clients are principally government agencies, with the largest two being NASA and the Defense Information Systems Agency, and FNS Verizon and Qwest, which are prime contractors who subcontract our services. These four customers accounted for 85.7% of our revenue for the nine months ended September 30, 2005, 92.0% of revenue for 2004 and 84.0% of revenue for 2003. For the reasons discussed in the following paragraph, the cost of revenue for these four clients accounted for % of our cost of revenue for the nine months ended September 30, 2005.

We perform services for our government agency clients pursuant to contracts which typically either run until the end of the government’s fiscal year or which are only funded through the end of the fiscal year. We have performed services, and we are continuing to perform services, subsequent to the end of the federal government’s fiscal year with the anticipation that we would be awarded a contract and we would be paid for our services. However, we must pay our employees who are performing these services but, because there is no contract with the government agencies, we cannot borrow against the value of the services performed since (i) there is no invoice against which we can borrow and (ii) without a contract from the government agency, there is no obligation of the agency to pay, as a result of which no account receivable is generated from the services performs. The cost of the services, however, is included in cost of revenue, thus reducing our gross margin.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that are complex and those that require significant judgments and estimates in the preparation of our financial statements, including the following: recognition of revenues and cost of revenue, and accounting for income taxes. We rely on historical experience and on other assumptions we believe to be reasonable under the circumstances in making our judgment and estimates. Actual results could differ materially from those estimates. There have been no significant changes in the assumptions, estimates and judgments in the preparation of these financial statements from the assumptions, estimates and judgments used in the preparation of our 2004 audited financial statements.

Revenue Recognition

We generate revenue from professional services rendered to customers. Historically, approximately 77% of our revenue has been generated under time-and-material contracts whereby costs are generally incurred in proportion with contracted billing schedules and revenue is recognized as services are performed, with the corresponding cost of providing those services reflected as direct costs. The majority of the customers are billed on an hourly or daily basis whereby actual time is charged directly to the customer. Such method is expected to result in reasonably consistent profit margins over the contract term.

We also generate revenue from fixed-price and fixed-time contracts. Revenue generated from most fixed-price contracts, including most application management and support contracts, is recognized ratably over the contract term. Revenue generated from certain other fixed-price contracts is recognized using the percentage of completion method as the ratio of labor hours incurred to estimated total labor hours. This method is used because reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made, based on historical experience and milestones set in the contract. We continually review labor hours incurred and estimated total labor hours, which may result in revisions to the estimated amount of recognized revenue for the contract. Changes in estimates are accounted for in the period of change.

If we do not accurately estimate the resources required or the scope of work to be performed for a contract or if we do not manage the project properly within the planned time period, then a loss may be recognized on the contract. Losses are recorded in the period when they become known.

We report gross reimbursable “out-of-pocket” expenses incurred as both revenue and direct costs in the statements of operations.

Unbilled services represent services provided which are billed subsequent to the period end in accordance with the contract terms. All such amounts are anticipated to be realized in the following period.

Computer Software Development Costs

We capitalize direct costs incurred with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to internal-use software development projects. The cost of internal-use software and the capitalized implementation-related costs are included in computer software development costs. Such capitalized costs will be amortized on a straight-line basis over the software’s estimated useful life of three years, upon completion of the particular project.

Allowance for Doubtful Accounts

We provide an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. Credit is granted to substantially all customers on an unsecured basis. In determining the amount of the allowance, management is required to make certain estimates and assumptions. Management has determined that as of September 30, 2005, December 31, 2004 and 2003, no allowance is required.

Results of Operations

Introduction

Gross Margin. We generate revenue from professional services rendered to our clients, primarily for customer who are billed on an hourly or daily basis whereby actual time is charged directly to the customer. This method generally results in reasonably consistent profit margins over the contract term, except where we are performing services for a government agency in anticipation of a contract. Until we receive a contract, we are incurring cost of revenue but are not recognizing revenue, with a resultant decline in gross margin. If and when the contract is issued, all the services rendered prior to the contract become billable. We believe that the reduced margin is a temporary state, and over a longer period the revenues and cost of revenue will match more closely.

If we do not accurately estimate the resources required or the scope of work to be performed for a fixed price contract or if we do not manage the project properly within the planned time period, then we may recognize a loss on the contract. Losses are recorded in the period when they become known.

Since our revenue is derived principally from the services of our professionals, the utilization of our technical professional staff has a direct effect upon our operating results. Although we generally employ our professional staff, we use independent consultants where there is a requirement for specific skills or at the request of the client. In addition, a majority of our operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter. As a result, the underutilization of our technical personnel may cause significant variations in our operating results in any particular quarter and could result in losses for the quarter. Factors which could cause such underutilization include any reduction in size or scope of a contract, delay in commencement, interruption or termination of one or more major projects; the completion of one or more significant projects during a quarter; the miscalculation of resources required to complete a project; the timing and extent of training, vacations and holidays; and changes in the economic climate for one or more industries, including the defense industry, that represents a significant portion of our revenue.

Gross Profit. Our principal direct costs are our personnel-related expenses, including salaries and taxes as well as our subcontractor-related expenses and training. Our cost of revenue is affected by the compensation we pay to our professional staff and the benefits we pay our employees. Our gross profit is affected by the extent that we can use employees, rather than subcontractors, on an engagement. Although we do not provide benefits for our subcontractors, our cost of labor as a percentage of revenue, is significantly greater for subcontractors than for employees. However, the subcontractors are only engaged, and therefore only paid, when their services are allocated to a contract, whereas we continue to pay our employees even if they are not serving on an engagement. Because of the increasing demand for information technology specialists, the compensation which we pay our personnel has been increasing, and we expect this trend to continue. Further, as noted under “revenue,” the personnel and related costs of services rendered to a government agency prior to receipt of a contract are included in cost of revenue although no revenue is recognized until the contract is issued. Our other direct costs which include all fringes and overhead expenses including a portion of the rent, travel and all salaries other than those included as direct costs and our administrative employees which are included in selling, general and administrative expenses. These costs have increased in the past twelve months due to the nature of the contracts and increases in personnel. In an attempt to reduce our benefit costs, we have a partial self-insurance program for our health case.

Selling, General and Administrative Expenses. Our principal selling, general and administrative expenses include rent, recruitment, professional fees, training, business development and administrative compensation.

Other Expenses. These expenses are out-of-pocket expenses which we incur in connection with a government project but which, under the applicable procurement regulations, cannot be charged to the client.

Interest Expenses. Interest expense relates to the expenses incurred on our outstanding debt. We have netted any interest earned on our marketable securities in this figure. Our interest income was not material.

We regularly review our fee structure, compensation and overhead costs in an effort to remain competitive within our industry as to both the fees we charge our clients and the compensation we provide our employees. As part of our project management, we review the progress of projects with our clients’ technical personnel and senior management on a regular basis. Most of our projects can be terminated by the clients on short notice without penalty, and our contracts with government agencies may be terminated at any time for the convenience of the government.

Stock-Based Compensation

During the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, we did not issue any stock options or other equity-based incentives. However, in connection with the merger of Acquisition Company in to CNS we adopted, subject to stockholder approval, a long-term equity-based incentive plan pursuant to which we may issue 1,890,000 shares of common stock. We have issued options, subject to stockholder approval of the plan, to our senior management and we agreed to issue options to the three former stockholders of CNS.

To the extent that we can do so, we will stock options under the our plan and account for such option gin accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations and we will provide the disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and we have adopted the enhanced disclosure provisions of SFAS 148 “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123”.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment.” Statement 123R will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123R covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. Statement 123R replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that are small business issuers will be required to apply Statement 123R as of the first interim or annual reporting period that begins after December 15, 2005, which, for us, will be the quarter beginning January 1, 2006.

Income Taxes

Effective January 1, 2004, CNS was an S Corporation. As an S Corporation, CSN generally not subject to corporate income taxes and the income, deductions, credits and other tax attributes generated by us flowed to its stockholders. However, we are subject to corporate income taxes for built-in gains for a period of 10 years from the effective date of the S Corporation election. The CNS Agreement provides that any taxes which are payable as a result of the merger of Acquisition Company and CNS and CNS’ resulting loss of its S Corporation status shall be paid by the Stockholders at the closing, to the extent that such amount can be estimated at closing. To the extent that the actual taxes are different from the amount estimated at Closing, an appropriate adjustment shall be made within ten days after a final determination has been made by CNS and us.

New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4.” The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively.

We expect that the adoption of the foregoing new statements will not have a significant impact on our financial statements.

The following table sets forth our statements of operations for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003, as a percentage of revenue:

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
Revenue	100%	100%	100%	100%
Direct Costs
Direct labor	43%	33%	36%	31%
Other direct costs	22%	18%	19%	43%
Gross profit	35%	49%	45%	26%
Selling, general and administrative costs	36%	36%	36%	36%
Other expenses	0%	1%	1%	1%
Total operating expenses	36%	37%	37%	37%
Income (loss) before other income (expense)
and provision for (benefit of) income taxes	-1%	12%	8%	-11%
Other income (expense)	-1%	-1%	-1%	-1%
Income (loss) before provision for
(benefit of) income taxes	-2%	11%	7%	-12%
Provision for (benefit of)
income taxes	0%	-1%	-1%	-3%
Net income	-2%	12%	8%	-9%

Nine Months Ended September 30, 2005 and 2004

Revenue for the nine months ended September 30, 2005 was approximately $5.5 million, an increase of approximately $800,000, or 16.5% from revenue of $4,700,220 for the comparable period of 2004. This increase of 17% is primarily the result of added time and material contracts in the private sector as well as increases in both time and material and fixed price contracts in the government sector. We expanded our services to both public and private sector customers to include higher level technical services and application development.

Direct costs for 2005 were approximately $3.5 million, compared to approximately $2.4 million for the comparable period of 2004, an increase of 48.3%. The increase in direct costs, which is significantly disproportionate to the increase in revenue, is attributable to the labor costs incurred for services to government agencies for which no contract has been issued, which was offset in part by (i) an the increase in services under private sector contracts which generally produce lower costs, and (ii) the hiring of additional salaried employees as opposed to the use of subcontractors. As a result, our gross margin declined to 35.4% for the nine months ended September 30, 2005 from 45.3% for the comparable period in 2004.

Selling, general and administrative costs include administrative personnel as well as rent, training, office and professional fees. These costs were approximately $2.0 million in the nine months ended September 30, 2005, compared to approximately $1.7 million for the comparable period of 2004, representing an increase of approximately 18.8%. This increase is attributable to an increase in the administrative personnel due to the increase in contracts, particularly an increase in our cost of benefits.

Interest costs were approximately $62,000 in for the nine months ended September 30, 2005, compared to $37,000 in the comparable period of 2004 representing an increase of approximately 68%. This increase is attributable to increases in interest expense due to increases in borrowings.

We recognized an income tax benefit of $17,000 for the nine months ended September 30, 2005 and $27,000 for the comparable period of 2004, reflecting the adjustments in its accrual for built-in gains. These amounts are pro forma since the Company was an S Corporation during these periods.

Years Ended December 31, 2004 and 2003

Revenue for the year ended December 31, 2004 was approximately $6.7 million, an increase of approximately $600,000, or 10.0% from revenue of approximately $6.1 million for 2003. This increase is primarily the result of added time and material contracts in the private sector as well as increases in both time and material and fixed price contracts in the government sector. We expanded the services we provide to both public and private sector customers to include higher level technical services and application development.

Direct costs for 2004 were approximately $3.8 million, compared to approximately $4.5 million for 2003, a decrease of approximately 18.3%. The decrease in direct costs, which is significantly disproportionate to the increase in revenue, is attributable to the labor costs incurred for services to government agencies for which no contract has been issued, which was offset in part by (i) an the increase in services under private sector contracts which generally produce lower costs, and (ii) the hiring of additional salaried employees as opposed to the use of subcontractors. As a result, our gross margin increased from 26.0% in 2003 to 44.9% in 2004.

Selling, general and administrative costs include administrative personnel as well as rent, training, office and professional fees. These costs were approximately $2.4 million for 2004, compared to approximately $2.2 million for 2003, representing an increase of approximately 10%. This increase is attributable to an increase in the administrative personnel to service the increased business.

Interest costs were approximately $55,000 in for 2004, compared to $32,000 in 2003, representing an increase of approximately 72%. This increase is attributable to increases in borrowings to financing our increased level of business.

We recognized an income tax benefit of $27,000 for 2004 and $167,000 for 2003, reflecting the adjustments in its accrual for built-in gains. These amounts are pro forma since we were an S Corporation during both years.

Liquidity and Capital Resources

At September 30, 2005, we had no cash, a bank overdraft of approximately $146,000 and working capital of approximately $275,000. During the nine months ended September 30, 2005, we used approximately $193,000 for our operations and $52,000 from investing activities, principally the software acquisition costs and the purchase of equipment. Our operations were an increase in our line of credit of approximately $205,000 and an increase in our bank overdraft of approximately $102,000, which were partially offset by line of credit payments of $62,500. In addition, our three executive officers have deferred an aggregate of $30,000 in compensation and an aggregate of $44,500 of unreimbursed travel and related expenses.

Our working capital position is affected by the nature of our contracts with government agencies. We have been performing services at the request of a government agency for which a contract has not yet been issued. Since we do not have a contract, we do not generate receivables from the performance of those services, although we continue to incur the labor and related costs. Based on our past experience, we anticipate that a contract will be issued by the agency, and that we will receive payment; however, we cannot assure you that the contract will be received.

Between the time that we performed the services for the government agencies and the time a contract is issued and payment is made, we have difficulty in financing our operations. Because we do not have a receivable from the government agency, we are not able to borrow under our line of credit. In connection with the reverse acquisition with Lounsberry, we paid our bank approximately $400,000. We believe that we will require additional working capital and we intend to seek an increase in our credit facilities, either from our present lender or other lending sources. However, we do not believe that we will be able to increase our credit line until we have received contracts from the government agencies for which we have performed services. We believe that an increase in our credit facilities is necessary for us to expand our business.

As a result of the reverse acquisition with Lounsberry, our ongoing expenses have increased. In connection with the reverse acquisition, we entered into employment agreements with our three executive officers which provide for an annual salary for each of them of $265,000 plus a one-time bonus of $20,000 payable by January 15, 2007. The present salary for each of these officers is $195,000. In addition, Lounsberry has entered into an employment agreement with its chief executive officer pursuant to which he will receive compensation at the annual rate of $240,000 for 2006, $260,000 for 2007 and $280,000 for 2008. However, Mr. Silverman has agreed to defer $60,000 of his 2006 salary until January 31, 2007. In addition, we anticipate that we will hire a chief financial officer and we will incur significant additional expenses in being a public corporation. In addition, in connection with the acquisition of CNS, we agreed to guaranty the obligations of an affiliate of Mr. Silverman to pay $175,000, plus interest at 5% per annum, to a lender of the affiliate on December 31, 2006. The affiliate’s obligations will be reflected as a liability on our balance sheet. Furthermore, pursuant to the CNS Agreement, we will be required to make payments of approximately $750,000 to the former CNS Stockholders during 2006 and the first four months of 2007.

We will need to generate significant additional business in order to support this increased level of expenses, and we cannot give any assurance that we will be able to do so. If we are unable to generate increased revenue, it will be necessary for us to significantly reduce our expenses in order to continue in business. We cannot assure you that we will be able to generate sufficient additional revenue to cover our increased level of expenses or that we will be able to obtain the financing necessary to support our business. Our failure to generate such revenue, reduce our expenses or obtain necessary financing could impair our ability to continue in business.

Item 3. Description of Property.

We lease approximately 7,500 square feet of office space at 7405 Alban Station Court, Springfield, Virginia pursuant to a lease which expires in October 2007. The lease provides for an annual rental of approximately $115,000, which is subject to annual escalations. This space houses approximately 15-20 staff employees and includes two computer labs used to support our project work with our NASA client. We also lease office space in Reston, Virginia pursuant to a lease which expires with an initial three-month term expiring in April 2006, for which we pay a monthly rent of $300. We believe that our facilities are adequate for our needs that the additional space is readily available if we need additional space.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table provides information at to shares of common stock beneficially owned as of January 17, 2006 by:

•	each director;
•	each officer named in the summary compensation table;
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned	Percentage

Chris Dhas 7405 Alban Station Court Springfield, VA 22150-2318	537,500	31.5%

Chris Wargo 7405 Alban Station Court Springfield, VA 22150	268,750	15.7%

James Dramby 7405 Alban Station Court Springfield, VA 22150	268,750	15.7%

Paul B. Silverman 12020 Sunrise Valley Drive Reston, Virginia 20191	267,750	15.7%

Tom Bednarek 12020 Sunrise Valley Drive Reston, Virginia 20191	91,800	5.4%

All officers and directors as a group (two individuals)	359,550	21.1%

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of January 13, 2006.

The stockholders named in the table each hold the warrants to purchase the number of shares of common stock set forth below. These warrants become exercisable July 1, 2006.

Name	Shares Issuable upon Warrant Exercise
Chris Dhas	5,000,000
Chris Wargo	2,500,000
James Dramby	2,500,000
Paul B. Silverman	634,750
Tom Bednarek	214,200
All officers and directors as a group (two individuals)	848,950

Mr. Silverman has pledged 260,100 shares of common stock and warrants to purchase 606,900 as security for the obligations of an affiliate of Mr. Silverman in the amount of $175,000. We have also guaranteed that obligations.

Although Barron owns shares of series A preferred stock and warrants which, if fully converted exercised, would result in their ownership of more than 5% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion would result in Barron owning more than 4.9% of our outstanding common stock. This limitation may not be waived.

Item 5. Directors and Executive Officers, Promoters and Control Persons.

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers.

Name	Age	Position
Paul B. Silverman.	61	President, chief executive officer, acting chief financial officer and director
Tom Bednarek	54	Secretary and director

Paul B. Silverman has been our president, chief executive officer, acting chief financial officer and a director since January 10, 2006. Since January 2004, Mr. Silverman has been chairman and chief executive officer of Global Defense, a development stage corporation which he co-founded to make acquisitions in defense-related businesses. From January to December 2003, Mr. Silverman was a consultant to MobilePro Corporation, a wireless broadband company. From 2002 until November 2005, he was managing partner of Gemini Group LLC (formerly known as EC Partners LLC), a business advisory services firm. From 2001 to 2002, he was president and chief operating officer of Attotek Medical Imaging Corp., a developer of diagnostic imaging equipment.

Tom Bednarek has been secretary and a director since January 10, 2006. For more than the past five years, Mr. Bednarek has been actively involved in the development and production of media projects. Since February 2003, he was an independent consultant in this field, and from January 2000 to February 2003, he was principal of Bigwig MusiFilm, an independent media production and development company. From February 2003 until January 2006, we was also a consultant to Global Defense.

Key Employees

Our business is conducted through our wholly-owned subsidiary, CNS. Mr. Paul Silverman is chief executive officer of CNS. The following individuals, who were CNS’ executive officers, directors and sole stockholders prior to the reverse merger, are critical to its operations.

Name	Age	Position
Chris Wargo	57	President of CNS
James Dramby	60	Chief operating officer of CNS
Chris Dhas	65	Chief technology officer of CNS

Messrs. Wargo, Dramby and Dhas have been senior executive officers and sole stockholders of CNS for more than the past five years. Prior to the reverse merger, Mr. Dhas was chief executive officer, Mr. Wargo was president and Mr. Dramby was chief operating officer.

Committees

Our board of directors has no separate committees and it acts as the audit committee. We have no qualified financial expert at this time because we has not been able to hire a qualified candidate. We intend to search for a qualified individuals to serve as independent directors and members of an audit and compensation committee.

Item 6. Executive Compensation.

Summary Compensation Table

Prior to the reverse merger, we did not pay any compensation to any executive officers. Set forth below is information for CNS’ chief executive officer and each of its other officers whose compensation exceeded $100,000 for 2004.

Name and Position	Year	Salary	Other Compensation
Chris Dhas, chief executive officer	2004	$195,000	$9,600
Chris Wargo, president	2004	195,000	9,600
James Dramby, chief operating officer	2004	195,000	9,192

No bonuses were paid to any of the officers and no stock or other equity compensation was provided to any of the officers. Other compensation represents an automobile allowance.

Employment Agreements

In January 2006, we entered into an employment agreement with Paul B. Silverman pursuant to which we agreed to employ Mr. Silverman as our chief executive officer through 2006, and continuing on a year-to-year basis unless terminated by either party on 90 days’ written notice prior to the expiration of the initial term or any one year extension. During the term of this agreement, we agreed to include Mr. Silverman as one of our nominees for election as a director. Mr. Silverman’s salary is $240,000 for 2006, $260,000 for 2007 and $280,000 for 2008 and a $500 per month automobile allowance. However, for 2006, Mr. Silverman will receive salary at the annual rate of $180,000, deferring the $60,000 balance until January 31, 2007. The agreement also provides that Mr. Silverman will receive a bonus for each year, not to exceed Executive’s Salary for the year, the amount of the bonus to be determined by a compensation committee of the Board comprised solely of independent directors, based on such revenue, EBITDA, earnings or other performance criteria as such committee may determine, the amount and payment of which shall also be subject to cash flow availability. If we terminate the employment agreement other than as a result of his death, disability or cause or if Mr. Silverman terminates the agreement with good cause, as defined, we are required to pay the Mr. Silverman for the balance of the term and during this period, to keep Mr. Silverman on our insurance plans. Pursuant to the employment agreement, we granted Mr. Silverman stock options to purchase 926,100 shares of common stock at $.12 per share, being the fair market value of the common stock on the date of grant.

In connection with the acquisition of CNS, CNS entered into employment agreements with Chris Dhas, Chris Wargo and James Dramby. Each of these agreements provides for an annual compensation at the annual rate of $265,000 plus a $20,000 bonus payable by January 15, 2007. Pursuant to these agreements, Chris Wargo will be president of CNS, Jim Dramby will be chief operating officer of CNS and Chris Dhas will be chief technical officer of CNS. The agreements also provide for a $400 per month automobile allowance. The employment agreements also provide that, after a public market develops for the Company’s common stock, the Company shall grant each of the CNS Stockholders a stock option to purchase 50,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. If CNS terminates the employment agreement other than as a result of death, disability or cause or if the executive terminates the agreement with good cause, as defined, CNS is required to pay the executive for the balance of the term. The employment agreement with Mr. Dhas gives him the right to take a leave or absence or to terminate the agreement prior to the expiration of the stated term.

2006 Long-Term Incentive Plan

In January 2006, we adopted, subject to stockholder approval, the 2006 long-term incentive plan covering 2,015,000 shares of common stock. The plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2006 Plan is to be administered by a committee of not less than two directors each of which is to be an independent directors. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. However, each newly elected independent director receives at the time of his election, a five-year option to purchase 15,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on April 1st of each year, commencing April 1, 2007. Pursuant to this plan, we granted incentive stock options to Paul B. Silverman to purchase 926,100 shares of common stock and Tom Bednarek to purchase 151,200 shares of Common Stock, such options to have a term of five years and an exercise price of $.12 per share. The options are subject to stockholder approval of the 2006 Plan. The option grants to Mr. Silverman and Mr. Bednarek are the only options granted under the 2006 Plan. At December 30, 2005, there were no outstanding options.

Item 7. Certain Relationships and Related Transactions.

On January 10, 2006, we purchased 928,000 shares of common stock from Capital Markets for $200,000. The purchase price was funded from the sale of the series A preferred stock and warrants to Barron Partners. At the time of the purchase, Capital Markets owned approximately 97.3% of our outstanding common stock..

In December 2004, Global Defense Corporation borrowed $300,000 from Cornell Capital Partners, for which it issued its debenture in the principal amount of $300,000. Global Defense was co-founded by Paul B. Silverman for the purpose of making acquisitions in the defense industry. Mr. Silverman is the chief executive officer, a director and a principal stockholder of Global Defense. Global Defense did not make any acquisitions. Mr. Silverman formed Acquisition Company for the purpose of acquiring CNS. At the closing of the acquisition of CNS, we paid Cornell Capital Partners $125,000 and issued 150,000 shares of common stock to Cornel Capital Partners. Global Defense has an obligation to pay Cornell Capital Partners $175,000 by December 31, 2006, and we guaranteed this obligation. Our guarantee obligations will be reflected as a liability on our balance sheet.

Paul B. Silverman, our president, chief executive officer, acting chief financial officer and a director, Tom Bednarek, our secretary and a director, and one other stockholder formed Acquisition Company in January 2006 to merge into CNS pursuant to the CNS Agreement. Mr. Silverman owned 82% of the Acquisition Company’s stock, for which he paid $2,050, and Mr. Bednarek owned 20% of the stock, for which he paid $500. Pursuant to the Exchange Agreement, we issued the following securities:

Name	Shares	Shares Issuable upon Warrant Exercise
Paul B. Silverman	267,750	624,750
Tom Bednarek	91,800	214,200
One other stockholder	22,950	53,550

The warrants have an exercise of $.12 per share and are exercisable during the period commencing July 1, 2006 through December 31, 2010.

See “Item 1.01  Entry into a Material Definitive Agreement” for information relating to the securities issued to Chris Dhas, Chris Wargo and James Dramby in connection with our acquisition of CNS.

Item 8. Description of Securities.

We are authorized to issue 90,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of January 17, 2006, we had we 1,707,500 shares of common stock and 5,416,887 shares of series A preferred stock outstanding.

The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Except for the series A preferred stock, we have no present plans to issue any shares of preferred stock.

Series A Preferred Stock

The certificate of designation for the series A preferred stock provides that:

•	Each share of series A preferred stock is convertible into two shares of common stock.

•
If, while Barron Partners owns shares of series A preferred stock, we issues common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (initially $.12), with certain specified exceptions, the number of shares issuable upon conversion of one share of series B preferred stock is adjusted to reflect a conversion price equal to the lower price.

•
If our earnings before interest, taxes, depreciation and amortization, computed as provided in the Preferred Stock Agreement (“EBITDA”), are less than $.039 per share, the conversion price shall be reduced proportionately by 0% if the EBITDA is $.039 per share and by 20% if  EBITDA is $.031 per share or lower.

•	No dividends are payable with respect to the series A preferred stock.

•	While the series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

•
Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $.24 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

•
The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

•
The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of the outstanding Common Stock. This limitation may not be amended or waived.

Proposed Amendment to our Certificate of Incorporation

Pursuant to the Preferred Stock Agreement with Barron Partners, our board of directors approved, and authorized the submission to stockholders at the next annual or special meeting, an amendment to our certificate of incorporation to add the following provision:

“The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.”

Delaware Law and Certain Charter Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

PART II

Item 1. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is no public marker for our common stock, and we have not paid dividends. Our agreement with Barron Partners and the certificate of designation relating to the series A preferred stock prohibit our payment of dividends while shares of series A preferred stock are outstanding.

As of January 17, 2006, we had approximately 50 stockholders of record. At that date, we had 1,707,500 shares of common stock outstanding, none of which may be sold pursuant to Rule 144. In January 2006, we issued 1,607,500 shares of common stock to the former CNS stockholders, the former stockholders of Acquisition Company and Cornell Capital Partners. Those shares are subject to an 18-month lockup, subject to certain exceptions. The 100,000 shares that were outstanding prior to the reverse acquisition were issued at a time when we were a shell company, and those shares, under an interpretation from the SEC relating to shares issued by a shell company, may not be sold pursuant to Rule 144, and must be registered for sale.

As of January 17, 2006, we had the following shares of common stock reserved for issuance:

•	10,833,334 shares issuable upon conversion of the series A preferred stock.

•	30,000,000 shares issuable upon exercise of the warrants issued to Barron Partners.

•	10,000,000 shares issuable upon exercise of the warrants issued to the former CNS stockholders.

•	892,500 shares issuable upon exercise of warrants issued to the former Acquisition Company stockholders.

•	2,015,000 shares issuable upon exercise of stock options or other equity-based incentives pursuant to our 2006 long-term incentive plan, which is subject to stockholder approval.

Equity Compensation Plan Information

The following table summarizes the equity compensation plans under which our securities may be issued as of January 17, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	-0-	--	--
Equity compensation plan not approved by security holders	1,077,300	$.12	937,700

The 2006 long-term incentive plan was approved by the board of directors, subject to stockholder approval, and the outstanding options are subject to stockholder approval of the plan. The plan has not yet been submitted to the stockholders for their approval.

Item 2. Legal Proceedings.

We are not a defendant in any material legal proceedings.

Item 3. Changes in and Disagreements with Accountants.

N.A.

Item 4. Recent Issuances of Unregistered Securities.

See Item 3.02 of this Form 8-K for information relating to recent issuances of unregistered securities.

Item 5. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director existing at the time of such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART F/S

Reference is made to the filings by Lounsberry on Form 10SB-A and 10-QSB for Lounsberry’s financial statements.

The financial statements of CNS begin on Page F-1.

The pro forma financial information is filed as Exhibit 99.X to this Form 8-K.

PART III

The exhibits are listed and described in Item 9.01 of this Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

In connection with the acquisition of CNS pursuant to the reverse merger, we agreed to guarantee the obligation of Global Defense, an affiliate of Paul B. Silverman, president, chief executive officer, acting chief financial officer and a director, to pay $175,000 to Cornell Capital Partners on December 31, 2006.

Item 3.02. Unregistered Sale of Equity Securities.

In January 2006, we sold 8,000 shares of common stock to 40 investors in a private placement, from which we received proceeds of $2,000.

On January 12, 2006, we issued the following securities:

•
Pursuant to the Preferred Stock Agreement, we sold to Barron Partners for $1,300,000, (i) 5,413,334 shares of series A preferred stock, and (ii) warrants to purchase 30,000,000 shares of common stock, of which warrants to purchase 10,000,000 shares have an exercise price of $.20 per share, warrants to purchase 10,000,000 shares have an exercise price of $.25 per share, and warrants to purchase 10,000,000 shares have an exercise price of $.30 per share.

•
Pursuant to the CNS Agreement, we issued to the former stockholders of CNS (i) 1,075,000 shares of common stock and (ii) warrants to purchase 10,000,000 shares of common stock a an exercise price of $.20 per share.

•
Pursuant to the exchange agreement, we issued to the former stockholders of Acquisition Company, 382,500 shares of common stock and warrants to purchase 892,500 shares of common stock at an exercise price of $.12 per share.

•	In connection with the closing of the CNS reverse merger, we issued 150,000 shares of common stock to Cornell Capital Partners.

No broker was involved in connection with any of the foregoing transactions, except that Liberty Financial Company was the broker in connection with the sale of securities to Barron Partners, for which we issued to Liberty a warrant to purchase 1,343,333 shares of common stock at an exercise price of $.12 per share, paid a cash fee of $60,000 and reimbursed Liberty for its expenses in the amount of $5,000.

The foregoing issuances were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D of the SEC thereunder.

The conversion rights of the holders of the series A preferred stock are described in “Item 2.01. Completion of Acquisition or Disposition of Assets” under “Item 8. Description of Securities.”

The rights of the holders of the warrants are described “Item 1.01. Entry into a Material Definitive Agreement.”

Item 5.01 Changes of Control of Registrant.

The reverse merger with CNS resulted in a change of control. For information concerning our current officers and directors, see “Item 5. Directors and Executive Officers, Promoters and Control Persons” under“Item 2.01. Completion of Acquisition or Disposition of Assets.” For information on stock holdings by our officers, directors and principal stockholders, see “Item 4. Security Ownership of Certain Beneficial Owners and Management” under“Item 2.01. Completion of Acquisition or Disposition of Assets.”

The current directors and officers were elected in connection with the reverse merger with CNS. Paul Silverman and Tom Bednarek acquired their equity positions pursuant to the Exchange Agreements. The other holders of more than 5% of our common stock, Chris Dhas, Chris Wargo and James Dramby, acquired their equity positions pursuant to the CNS Agreement. See “Item 1.01. Entry into a Material Definitive Agreement.” See also “Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.”
  As a result of the stock redemption agreement and the issuance of common stock in connection with the reverse merger, the holdings of Capital Markets, which owned more than 97% of our common stock prior to the redemption, were reduced to less than 1%.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 10, 2006, Mark Allen, our sole director, elected Paul B. Silverman as a director. Mr. Allen was also our sole officer. Following the election of Mr. Silverman, Mr. Allen resigned as an officer and director and Mr. Silverman, who was then the sole director elected (i) Tom Bednarek as a director, (ii) Mr. Silverman as president, chief executive officer and chief financial officer and (iii) Mr. Bednarek as secretary.

Information concerning Mr. Silverman and Mr. Bednarek is disclosed in “Item 5. Directors and Executive Officers, Promoters and Control Persons” under“Item 2.01. Completion of Acquisition or Disposition of Assets.”

Item 5.03. Amendment to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

On January 11, 2006, we filed a certificate of designation setting forth the rights, preferences, privileges and limitations of the holders of our series A preferred stock. See the caption “Series A Preferred Stock” in “Item 8. Description of Securities” under “Item 2.01. Completion of Acquisition or Disposition of Assets” for information concerning the rights of the holders of the series A preferred stock.

On January 10, 2006, our board of directors has approved, subject to stockholder approval, an amendment to our certificate of incorporation to include the following provision:

“The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.”

Section 5.06 Change in Shell Company Status.

As a result of the reverse merger with CNS, we are no longer a shell company.

See “Item 1.01 Entry into a Material Definitive Agreement” for information relating to the agreements pursuant to which the reverse merger was consummated and financed and “Item 2.01 Completion of Acquisition or Disposition of Assets” for a description of our business following the completion of the reverse merger.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of CNS. See Page F-1.

(b)	Pro forma financial information. See Exhibit 99.12.

(c)	See (a) and (b) of this Item 9.01.

(d)	Exhibits

2.1
Agreement and plan of reorganization dated as of January 10, 2006, among the Registrant, CNS Acquisition Corp., Computer Networks & Software, Inc. (“CNS”), and Chris Dhas, Chris A. Wargo, and James G. Dramby

4.1	Certificate of Designation for the Series A Convertible Preferred Stock
4.2	Form of warrant issued to Barron Partners LP
4.3	Form of Series A common stock purchase warrant
4.4	Form of Series B common stock purchase warrant
99.1	Preferred stock purchase agreement dated January 10, 2006, between the Registrant and Barron Partners, LP
99.2	Registration rights agreement dated January 10, 2006, between the Registrant and Barron Partners LP
99.3	Exchange Agreement dated January 10, 2006, among the Registrant and the former stockholders of CNS Acquisition Corp.
99.4	Registration rights provisions pursuant to the stock exchange agreement
99.5	Registration rights provisions pursuant to the agreement and plan of reorganization
99.6	Employment agreement dated January 11, 2006, between the Registrant and Paul B. Silverman
99.7	Employment agreement dated January 11, 2006, between CNS and Chris Dhas
99.8	Employment agreement dated January 11, 2006, between CNS and Chris Wargo

99.9	Employment agreement dated January 11, 2006, between CNS and James Dramby
99.10	2006 Long-term incentive plan
99.11	Guaranty by the Registrant of obligations of Global Defense Corporation
99.12	Pro forma financial information

COMPUTER NETWORKS & SOFTWARE, INC.
INDEX TO REVIEWED FINANCIAL STATEMENTS (UNAUDITED)

Page(s)
Reviewed Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of September 30, 2005 (unaudited) and
December 31, 2004 (audited)	F-3
Statements of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2005 and 2004	F-4
Statements of Changes in Shareholders’ Equity (Deficit) for the nine months
ended September 30, 2005 and 2004	F-5
Statements of Cash Flows for the nine months ended
September 30, 2005 and 2004	F-6
Notes to Reviewed Financial Statements	F-7-17

Audited Financial Statements:
Report of Independent Registered Public Accounting Firm	F-18
Balance Sheets as of December 31, 2004 and 2003	F-19
Statements of Operations and Comprehensive Income (Loss) for the
years ended December 31, 2004 and 2003	F-20
Statements of Changes in Shareholders’ Equity (Deficit) for the years
ended December 31, 2004 and 2003	F-21
Statements of Cash Flows for the years ended
December 31, 2004 and 2003	F-22
Notes to Financial Statements	F-23-F-33

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Computer Networks & Software, Inc.

I have reviewed the accompanying balance sheets of Computer Networks & Software, Inc. (the "Company") as of September 30, 2005, and the related statements of operations and comprehensive income (loss), changes in shareholders' equity (deficit) and cash flows for the nine months then ended. These interim financial statements are the responsibility of the Company's management.

I conducted the reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

/s/Michael Pollack CPA

Cherry Hill, New Jersey
November 8, 2005

COMPUTER NETWORKS & SOFTWARE, INC.
BALANCE SHEETS
SEPTEMBER 30, 2005 (UNAUDITED) AND DECEMBER 31, 2004 (AUDITED)

	September 30,	December 31,
	2005	2004
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$-	$-
Marketable securities	-	12,695
Accounts receivable	1,196,452	1,613,282
Unbilled services	650,459	298,861
Due from related parties	89,633	19,563
Prepaid expenses and other current assets	139,843	73,904
Total current assets	2,076,387	2,018,305

Property and equipment, net	89,542	112,984
Computer software development costs, net of amortization	75,455	38,582
Deposits	6,200	7,684

Total assets	$2,247,584	$2,177,555

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit	$1,151,867	$946,717
Bank overdraft	145,677	43,808
Accounts payable and accrued expenses	338,130	433,439
Deferred income taxes payable	82,500	100,000
Current portion of note payable	83,328	83,328
Total current liabilities	1,801,502	1,607,292

Note payable, net of current portion	69,450	131,950
Total liabilities	1,870,952	1,739,242

Commitments and contingencies

Shareholders' Equity
Common stock, no par value, 100 shares authorized, issued
and outstanding at September 30, 2005 and December 31, 2004 , respectively	5,000	5,000
Retained earnings	460,502	519,825
Accumulated other comprehensive loss	(88,870)	(86,512)
Total shareholders' equity	376,632	438,313

Total liabilities and shareholders' equity	$2,247,584	$2,177,555

The accompanying notes to the financial statements are an integral part of these statements.

COMPUTER NETWORKS & SOFTWARE, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(UNAUDITED)

	2005	2004

Revenue	$5,476,891	$4,700,220
Direct costs
Direct labor	2,357,539	1,551,483
Other direct costs	1,182,230	834,875

Total direct costs	3,539,769	2,386,358

Gross profit	1,937,122	2,313,862

Selling, general and administrative expenses	1,951,836	1,685,794
Other expenses	-	73,411
Total operating expenses	1,951,836	1,759,205

Income (loss) before other income (expense) and
provision for (benefit of) income taxes	(14,714)	554,657

Other income (expense)
Interest income	167	236
Interest expense	(62,276)	(39,056)

Income (loss) before provision for (benefit of) income taxes	(76,823)	515,837

Provision for (benefit of) income taxes	(17,500)	(27,000)

Net income (loss)	$(59,323)	$542,837

Earnings (loss) per share:
Basic and diluted earnings (loss) per share

Net earnings (loss) per share	$(593.23)	$5,428.37

Weighted average number of common shares
outstanding - basic and diluted	100	100

Comprehensive income (loss)
Net income (loss)	$(59,323)	$542,837
Other comprehensive income (loss)
Gain (loss) on marketable securities available for sale	(2,358)	4,500

Comprehensive income (loss)	$(61,681)	$547,337

The accompanying notes to the financial statements are an integral part of these statements.

COMPUTER NETWORKS & SOFTWARE, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(UNAUDITED)

				Accumulated
			Retained	Other	Total
	Common Stock		Earnings	Comprehensive	Shareholders'
	Shares	Amount	(Deficit)	Income (Loss)	Equity (Deficit)

Balance, January 1, 2004	100	$5,000	$11,316	$(86,624)	$(70,308)

Other unrealized holding gains	-	-	-	86	86

Net income for the nine months	-	-	542,837	-	542,837

Balance, September 30, 2004	100	$5,000	$554,153	$(86,538)	$472,615

Balance, January 1, 2005	100	$5,000	$519,825	$(86,512)	$438,313

Other unrealized holding losses	-	-	-	(2,358)	(2,358)

Net loss for the nine months	-	-	(59,323)	-	(59,323)

Balance, September 30, 2005	100	$5,000	$460,502	$(88,870)	$376,632

The accompanying notes to the financial statements are an integral part of these statements.

COMPUTER NETWORKS & SOFTWARE, INC.
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(UNAUDITED)

	September 30,	September 30,
	2005	2004

Cash flows from operating activities:
Net income (loss)	$(59,323)	$542,837

Adjustments to reconcile net loss to net
cash used in operating activities

Depreciation and amortization	48,782	45,125
Deferred income taxes	(17,500)	(27,000)

Changes in operating assets and liabilities
Accounts receivable	416,830	(406,448)
Unbilled services	(351,598)	(210,714)
Prepaid expenses and other current assets	(136,009)	22,454
Deposits	1,484	(1,484)
Accounts payable and accrued expenses	(95,309)	26,160

Net cash used in operating activities	(192,643)	(9,070)

Cash flows from investing activities:
Purchase of property and equipment	(21,683)	(44,780)
Acquisition of computer software developemnt costs	(40,530)	(17,650)
Proceeds from sale of marketable securities	10,337	-

Net cash used in investing activities	(51,876)	(62,430)

Cash flows from financing activities:
Increase (decrease) in bank overdraft	101,869	(190,918)
Proceeds from note payable	-	250,000
Repayment of note payable	(62,500)	(13,889)
Net change in line of credit borrowings	205,150	26,307

Net cash provided by financing activities	244,519	71,500

Net increase (decrease) in cash and cash equivalents	-	-
Cash and cash equivalents - beginning of period	-	-

Cash and cash equivalents - end of period	$-	$-

Supplemental disclosures of cash flow information
Cash paid for income taxes	$-	$-
Cash paid for interest	$62,276	$39,056

The accompanying notes to the financial statements are an integral part of these statements.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 AND 2004

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

Computer Networks & Software, Inc. (“CNS” or the “Company”) was incorporated in the State of Virginia in 1987. CNS provides advanced communications, information engineering and professional consulting services primarily to agencies of the federal government, i.e. NASA and Defense Information System’s Agency’s. Services include engineering and technical services, software development, network engineering, security engineering and systems integration.

The Company holds a Department of Defense Top Secret (TS) facility clearance. Approximately 40% of the company’s staff maintains a government security clearance.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with a maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has at times maintained cash balances in excess of insured amounts.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. Credit is granted to substantially all customers on an unsecured basis. In determining the amount of the allowance, management is required to make certain estimates and assumptions. Management has determined that as of September 30, 2005, no allowance is required.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (primarily three to five years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life. Costs of maintenance and repairs are charged to expense as incurred.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Computer Software Development Costs

The Company capitalizes direct costs incurred with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to internal-use software development projects. The cost of internal-use software and the capitalized implementation-related costs are included in computer software development costs. Such capitalized costs are amortized on a straight-line basis over the software’s estimated useful life of three years, upon completion of the particular project. Amortization expense included in indirect costs for the nine months ended September 30, 2005 is $3,657.

Recoverability of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Property and equipment to be disposed of by sale is carried at the lower of the then current carrying value or fair value less estimated costs to sell.

Revenue Recognition

The Company generates revenue from professional services rendered to customers. The majority of the Company’s revenue is generated under time-and-material contracts whereby costs are generally incurred in proportion with contracted billing schedules and revenue is recognized as services are performed, with the corresponding cost of providing those services reflected as direct costs. The majority of the customers are billed on an hourly or daily basis whereby actual time is charged directly to the customer. Such method is expected to result in reasonably consistent profit margins over the contract term.

The Company also generates revenue from fixed-price and fixed-time contracts. Revenue generated from most fixed-price contracts, including most application management and support contracts, is recognized ratably over the contract term. Revenue generated from certain other fixed-price contracts is recognized using the percentage of completion method as the ratio of labor hours incurred to estimated total labor hours.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

This method is used because reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made, based on historical experience and milestones set in the contract. The Company’s project delivery and business unit finance personnel continually review labor hours incurred and estimated total labor hours, which may result in revisions to the estimated amount of recognized revenue for the contract. Changes in estimates are accounted for in the period of change.

If the Company does not accurately estimate the resources required or the scope of work to be performed for a contract or if the Company does not manage the project properly within the planned time period, then a loss may be recognized on the contract. Losses are recorded in the period when they become known.

The Company does not derive revenue from projects involving multiple revenue-generating activities. If a contract would involve the provision of multiple service elements, total estimated contract revenue would be allocated to each element based on the fair value of each element. The amount of revenue allocated to each element would then be limited to the amount that is not contingent upon the delivery of another element in the future. Revenue for each element would then be recognized depending upon whether the contract is a time-and-materials contract or a fixed-price, fixed-time contract.

The Company reports gross reimbursable “out-of-pocket” expenses incurred as both revenue and direct costs in the statements of operations.

Unbilled services represent services provided which are billed subsequent to the period end in accordance with the contract terms and services rendered for which contracts with government agencies were executed subsequent to the period end. All such amounts are anticipated to be realized in the following period.

Stock-Based Compensation

Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and have adopted the enhanced disclosure provisions of SFAS 148 “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123”.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. For disclosure purposes, pro forma net loss and loss per share impacts are provided as if the fair value method under SFAS 123 had been applied:

	Nine Months Ended
	September 30,	September 30,
	2005	2004

Net income (loss), as reported	$(59,323)	$542,837
Add: Stock-based employee compensation expense
included in reported net income (loss), net of related
tax effects	-	-
Less: Total stock-based employee
compensation expense determined
under fair value-based method for all
awards, net of related tax effects	-	-

Pro forma net income (loss)	$(59,323)	$542,837

Basic and diluted income (loss) per share:
As reported	$(593.23)	$5,428.37

Pro forma	$(593.23)	$5,428.37

The Company did not issue any options or warrants in the nine months ended September 30, 2005 and 2004.

Segment Reporting

The Company follows the provisions of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. The Company believes that there is only one operating segment.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations

The Company has derived and believes that it will continue to derive a significant portion of its revenue from a limited number of customers and projects. For the nine months ended September 30, 2005 and 2004, the Company's four largest customers accounted for in the aggregate approximately 76% and 83% of its revenue, respectively. During 2005 and 2004, all 4 of these customers accounted for 10% or more of revenue.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of marketable securities, accounts receivable, and unbilled receivables. Marketable securities are subject to market fluctuations that could materially affect the recorded balances. To date, accounts receivable and unbilled receivables have been derived primarily from contracts with agencies of the federal government. Accounts receivable are generally due within 30 days and no collateral is required.

Fair Value of Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

Income Taxes

Effective January 1, 2004, the Company is an S Corporation. As an S Corporation, the Company is generally not subject to corporate income taxes and the income, deductions, credits and other tax attributes generated by the Company flow to its stockholders. However, the Company is subject to corporate income taxes for built-in gains for a period of 10 years from the effective date of the S Corporation election.

Comprehensive Income (Loss)

The Company adopted SFAS 130, “Reporting Comprehensive Income,” (“SFAS 130”). SFAS 130 requires the reporting of comprehensive income in addition to net income (loss) from operations. Comprehensive income (loss) differs from net income (loss) solely due to unrealized holding gains and losses on the available-for-sale marketable securities.

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share (“EPS”) is computed using the weighted average number of common shares outstanding for the period. Diluted earnings per share includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for the periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

	Nine Months
	September 30,	September 30,
	2005	2004

Net income	$(59,323)	$542,837

Weighted-average common shares
outstanding :
Basic	100	100
Effect of dilutive securities-
stock options	-	-
Diluted	100	100

Basic net earnings (loss) per share	$(593.23)	$5,428.37

Diluted net earnings (loss) per share	$(593.23)	$5,428.37

There were no options or warrants to purchase shares of common stock at September 30, 2005 and 2004, respectively.

Recent Issued Accounting Standards

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB revised FIN 46 and issued FIN 46 (revised December 2003) ("FIN 46R"). In addition to conforming to previously issued FASB Staff Positions, FIN No. 46R deferred the implementation date for certain variable interest entities. This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company does not have any investments in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation will not have any impact on the Company’s consolidated results of operations, consolidated financial position or consolidated cash flows.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

On December 16, 2004, FASB published SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for issuers beginning as of the next fiscal year after December 15, 2005. Accordingly, the Company will implement the revised standard in the fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions Accounting Principles Board (“APB”) 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company’s consolidated results of operations in the first quarter of fiscal year 2006 and thereafter.

On December 16, 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transaction” ("SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its consolidated financial position, results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and requires the direct effects of accounting principle changes to be retrospectively applied. The existing guidance with respect to accounting estimate changes and corrections of errors is carried forward in SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material effect on its financial statements.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 3-	PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of September 30, 2005 and December 31, 2004:

	Estimated Useful
	Lives (Years)	2005	2004

Computer equipment	3	$191,834	$181,330
Furniture and fixtures	5	74,522	63,343
Leasehold improvements	5	15,750	15,750
		282,106	260,423
Less: Accumulated depreciation and amoritization		(192,564)	(147,439)

Total, net		$89,542	$112,984

Depreciation expense was $45,125 and $45,123 for the nine months ended September 30, 2005 and 2004, respectively.

NOTE 4-	LINE OF CREDIT

On June 27, 2003, the Company and United Bank (the “Bank”) entered into a Revolving Demand Commercial Note (the “Line of Credit”) in the original amount of $1,250,000. Borrowings under the Line of Credit accrue interest, due monthly, at the higher of the Bank’s prime rate plus 1% per annum or 5.25% per annum (6% and 5.25% as of December 31, 2004 and 2003, respectively). The Line of Credit is secured by substantially all assets of the Company, and is guaranteed by the Company’s stockholders. The Line of Credit was modified by the First Modification and Extension Agreement dated June 30, 2004, the Second Increase, Modification and Extension Agreement dated as of October 31, 2004, the Third Modification and Extension Agreement dated as of December 15, 2004 and the Fourth Increase, Modification and Extension Agreement dated May 31, 2005. The fourth extension extended the maturity date of the Line of Credit to May 31, 2006 and increased the Line of Credit to $1,500,000 for $10 and other good and valuable consideration as defined therein.

The balance of the Line of Credit as of September 30, 2005 was $1,151,867. Interest expense on the Line of Credit for the nine months ended September 30, 2005 and 2004 was $53,198 and $36,951, respectively.

The Line of Credit requires the Company to maintain certain financial covenants such as the Current Ratio being 1.25 to 1.00 or greater; the Debt to Equity Ratio being 2.00 to 1.00 or less; and a Tangible Net Worth Ratio being greater than or equal to $500,000.The Company did not achieve these covenants and was able to receive a waiver from the Bank.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004
NOTE 5-	NOTE PAYABLE

On July 27, 2004, the Company has a note payable with the Bank for an original amount of $250,000 (the “Note”). The Note requires monthly principal payments of $6,944, plus interest at the Bank’s prime rate plus .5% per annum (7.75% and 5.75% at September 30, 2005 and 2004, respectively). The Note is secured by substantially all of the assets of the Company and is guaranteed by the Company’s stockholders. Any outstanding principal balances and accrued interest are due in July 2007.

As of September 30, 2005, the repayment schedule of the Note for the next two years and in the aggregate are:

2006	$83,328
2007	69,450
152,778
Less: current portion	(83,328)

Long-term portion	$69,450

Interest expense for the nine months ended September 30, 2005 and 2004 was $9,078 and $2,105, respectively.

NOTE 6-	SHAREHOLDERS’ EQUITY

Common Stock

At September 30, 2005 and December 31, 2004, there are 100 shares of no par value stock authorized, issued and outstanding

No shares were issued for the nine months ended September 30, 2005 and 2004.

NOTE 7-	RELATED PARTY TRANSACTIONS

In the fourth quarter of 2004, the Company advanced $19,563 to a company under common ownership of CNSI. For the nine months ended September 30, 2005, the Company advanced an additional $70,070 to this company under common control. The advances were made with no particular terms of repayment and no stated interest rate. The Company has classified this as a current asset and believes repayment will occur within one year.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004
NOTE 8-	COMMITMENTS

The Company leases office space under an operating lease that. has initial or remaining non-cancelable lease terms and expires in October 2007. The lease agreement provides for an annual 3% escalation of the base rent. As of September 30, 2005, the following presents the approximate future minimum lease payments required under this lease:

For the Periods Ended
September 30,

2006	$97,250
2007	108,500

$205,750

Rent expense for the nine months ended September 30, 2005 and 2004 was $84,404 and $66,800, respectively.

NOTE 9-	INCOME TAXES

During the nine months ended September 30, 2005 and 2004, the Company adjusted its built-in gains tax accrual by $17,500 and $27,000, respectively, based on the amounts shown on the 2003 income tax return. This change in estimate was reported as an income tax benefit on the statement of operations during the nine months ended September 30, 2005 and 2004, respectively. The Company has accrued deferred income taxes of $100,000 at September 30, 2005 related to potential built-in gains tax.

Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These temporary differences relate principally to the use of cash basis of accounting for income tax purposes and other differences between financial statements and tax reporting of income and deductions. A summary of the composition of the net deferred income tax liability is as follows at September 30, 2005:

Temporary differences related to the use of cash basis of accounting
for income tax purposes	$447,000

Net operating loss	(364,500)

Deferred income tax liability	$82,500

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004
NOTE 10-	DEFINED CONTRIBUTION PLAN

Effective January 1, 2003, the Company adopted a defined contribution 401(k) profit sharing plan (the “Plan”) covering substantially all employees who have completed three months of service an attained the age of 21. Participants may make voluntary contributions to the Plan up to the maximum amount allowable by law, but not to exceed 25% of their annual compensation. Company contributions to the Plan are at the discretion of management and vest to participants ratably over a two year period. The Company recorded contributions to the Plan of $42,546 and $34,732 during the nine months ended September 30, 2005 and 2004, respectively.

NOTE 11-	SUBSEQUENT EVENTS

The Company and its stockholders entered into an agreement and plan of reorganization with Lounsberry Holdings I, Inc. (“Lounsberry”) and CNS Acquisition Corp. Upon completion of this transaction, the Company will be merged with and into Lounsberry and become a wholly-owned subsidiary of Lounsberry. The Company’s shareholders are to receive stock and warrants in Lounsberry and cash.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Computer Networks & Software, Inc.

I have audited the accompanying balance sheets of Computer Networks & Software, Inc. (the "Company") as of December 31, 2004 and 2003, and the related statements of operations and comprehensive income (loss), changes in shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and their consolidated results of operations and comprehensive income (loss) and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Michael Pollack CPA

Cherry Hill, New Jersey
November 7, 2005

COMPUTER NETWORKS & SOFTWARE, INC.
BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

	December 31,	December 31,
	2004	2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$-	$-
Marketable securities	12,695	12,583
Accounts receivable	1,613,282	1,007,296
Unbilled services	298,861	296,933
Due from related parties	19,563	-
Prepaid expenses and other current assets	73,904	33,983
Total current assets	2,018,305	1,350,795

Property and equipment, net	112,984	122,383
Computer software development costs	38,582	14,101
Deposits	7,684	6,200

Total assets	$2,177,555	$1,493,479

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Line of credit	$946,717	$866,541
Bank overdraft	43,808	234,374
Accounts payable and accrued expenses	433,439	335,872
Deferred income taxes payable	100,000	127,000
Current portion of note payable	83,328	-
Total current liabilities	1,607,292	1,563,787

Note payable, net of current portion	131,950	-
Total liabilities	1,739,242	1,563,787

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock, no par value, 100 shares authorized, issued
and outstanding at December 31, 2004 and 2003, respectively	5,000	5,000
Retained earnings	519,825	11,316
Accumulated other comprehensive loss	(86,512)	(86,624)
Total shareholders' equity (deficit)	438,313	(70,308)

Total liabilities and shareholders' equity (deficit)	$2,177,555	$1,493,479

The accompanying notes to the financial statements are an integral part of these statements.

COMPUTER NETWORKS & SOFTWARE, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Revenue	$6,660,191	$6,058,421
Direct costs
Direct labor	2,419,028	1,878,246
Other direct costs	1,254,000	2,606,651

Total direct costs	3,673,028	4,484,897

Gross profit	2,987,163	1,573,524

Selling, general and administrative expenses	2,365,989	2,157,635
Other expenses	84,537	54,290
Total operating expenses	2,450,526	2,211,925

Income (loss) before other income (expense) and
provision for (benefit of) income taxes	536,637	(638,401)
Other income (expense)
Interest income	305	204
Interest expense	(55,433)	(32,337)

Income (loss) before provision for (benefit of) income taxes	481,509	(670,534)

Provision for (benefit of) income taxes	(27,000)	(167,000)

Net income (loss)	$508,509	$(503,534)

Earnings (loss) per share:
Basic and diluted earnings (loss) per share

Net earnings (loss) per share	$5,085.09	$(5,035.34)

Weighted average number of common shares
outstanding - basic and diluted	100	100

Comprehensive income (loss)
Net income (loss)	$508,509	$(503,534)
Other comprehensive income (loss)
Gain (loss) on marketable equity securities available for sale	112	4,500

Comprehensive income (loss)	$508,621	$(499,034)

The accompanying notes to the financial statements are an integral part of these statements.

COMPUTER NETWORKS & SOFTWARE, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

				Accumulated
			Retained	Other	Total
	Common Stock		Earnings	Comprehensive	Shareholders'
	Shares	Amount	(Deficit)	Income (Loss)	Equity (Deficit)

Balance, January 1, 2003	100	$5,000	$514,850	$(91,124)	$428,726

Other unrealized holding gains	-	-	-	4,500	4,500

Net loss	-	-	(503,534)	-	(503,534)

Balance, December 31, 2003	100	5,000	11,316	(86,624)	(70,308)

Other unrealized holding gains	-	-	-	112	112

Net income	-	-	508,509	-	508,509

Balance, December 31, 2004	100	$5,000	$519,825	$(86,512)	$438,313

The accompanying notes to the financial statements are an integral part of these statements.

COMPUTER NETWORKS & SOFTWARE, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	December 31,	December 31,
	2004	2003

Cash flows from operating activities:
Net income (loss)	$508,509	$(503,534)

Adjustments to reconcile net loss to net
cash used in operating activities

Depreciation and amortization	60,165	36,233
Realized loss on investments	-	6,930
Deferred income taxes	(27,000)	(167,000)

Changes in operating assets and liabilities
Accounts receivable	(605,986)	(137,861)
Unbilled services	(1,928)	102,187
Prepaid expenses and other current assets	(59,484)	96,223
Deposits	(1,484)	(1,200)
Accounts payable and accrued expenses	97,567	(95,263)

Net cash used in operating activities	(29,641)	(663,285)

Cash flows from investing activities:
Purchase of property and equipment	(50,766)	(117,273)
Computer software development costs	(24,481)	(14,101)
Net cash used in investing activities	(75,247)	(131,374)

Cash flows from financing activities:
Increase (decrease) in bank overdraft	(190,566)	184,398
Proceeds from note payable	250,000	-
Repayment of note payable	(34,722)	-
Net change in line of credit borrowings	80,176	610,261

Net cash provided by financing activities	104,888	794,659

Net increase (decrease) in cash and cash equivalents	-	-
Cash and cash equivalents - beginning of year	-	-

Cash and cash equivalents - end of year	$-	$-

Supplemental disclosures of cash flow information
Cash paid for income taxes	$-	$-
Cash paid for interest	$55,433	$32,337

The accompanying notes to the financial statements are an integral part of these statements.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

Computer Networks & Software, Inc. (“CNS” or the “Company”) was incorporated in the State of Virginia in 1987. CNS provides advanced communications, information engineering and professional consulting services primarily to agencies of the federal government, i.e. NASA and Defense Information System’s Agency’s. Services include engineering and technical services, software development, network engineering, security engineering and systems integration.

The Company holds a Department of Defense Top Secret (TS) facility clearance. Approximately 40% of the company’s staff maintains a government security clearance.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with a maturity of three months or less, when purchased, to be cash equivalents.
The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has at times maintained cash balances in excess of insured amounts.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. Credit is granted to substantially all customers on an unsecured basis. In determining the amount of the allowance, management is required to make certain estimates and assumptions. Management has determined that as of December 31, 2004 and 2003, no allowance is required.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (primarily three to five years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life. Costs of maintenance and repairs are charged to expense as incurred.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Computer Software Development Costs

The Company capitalizes direct costs incurred with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to internal-use software development projects. The cost of internal-use software and the capitalized implementation-related costs are included in computer software development costs. Such capitalized costs will be amortized on a straight-line basis over the software’s estimated useful life of three years, upon completion of the particular project.

Recoverability of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Property and equipment to be disposed of by sale is carried at the lower of the then current carrying value or fair value less estimated costs to sell.

Revenue Recognition

The Company generates revenue from professional services rendered to customers. The majority of the Company’s revenue is generated under time-and-material contracts whereby costs are generally incurred in proportion with contracted billing schedules and revenue is recognized as services are performed, with the corresponding cost of providing those services reflected as direct costs. The majority of the customers are billed on an hourly or daily basis whereby actual time is charged directly to the customer. Such method is expected to result in reasonably consistent profit margins over the contract term.

The Company also generates revenue from fixed-price and fixed-time contracts. Revenue generated from most fixed-price contracts, including most application management and support contracts, is recognized ratably over the contract term. Revenue generated from certain other fixed-price contracts is recognized using the percentage of completion method as the ratio of labor hours incurred to estimated total labor hours.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

This method is used because reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made, based on historical experience and milestones set in the contract. The Company’s project delivery and business unit finance personnel continually review labor hours incurred and estimated total labor hours, which may result in revisions to the estimated amount of recognized revenue for the contract. Changes in estimates are accounted for in the period of change.

If the Company does not accurately estimate the resources required or the scope of work to be performed for a contract or if the Company does not manage the project properly within the planned time period, then a loss may be recognized on the contract. Losses are recorded in the period when they become known.

The Company does not derive revenue from projects involving multiple revenue-generating activities. If a contract would involve the provision of multiple service elements, total estimated contract revenue would be allocated to each element based on the fair value of each element. The amount of revenue allocated to each element would then be limited to the amount that is not contingent upon the delivery of another element in the future. Revenue for each element would then be recognized depending upon whether the contract is a time-and-materials contract or a fixed-price, fixed-time contract.

The Company reports gross reimbursable “out-of-pocket” expenses incurred as both revenue and direct costs in the statements of operations.

Unbilled services represent services provided which are billed subsequent to the period end in accordance with the contract terms and services rendered for which contracts with government agencies were executed subsequent to the period end. All such amounts are anticipated to be realized in the following period.

Stock-Based Compensation

Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and have adopted the enhanced disclosure provisions of SFAS 148 “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123”.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. For disclosure purposes, pro forma net loss and loss per share impacts are provided as if the fair value method under SFAS 123 had been applied:

	Year Ended
	December 31,	December 31,
	2004	2003

Net income (loss), as reported	$508,509	$(503,534)
Add: Stock-based employee compensation expense
included in reported net income (loss), net of related
tax effects	-	-
Less: Total stock-based employee
compensation expense determined
under fair value-based method for all
awards, net of related tax effects	-	-

Pro forma net income (loss)	$508,509	$(503,534)

Basic and diluted income (loss) per share:
As reported	$5,085.09	$(5,035.34)

Pro forma	$5,085.09	$(5,035.34)

The Company did not issue any options or warrants in the years ended December 31, 2004 and 2003.

Segment Reporting

The Company follows the provisions of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. The Company believes that there is only one operating segment.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations

The Company has derived and believes that it will continue to derive a significant portion of its revenue from a limited number of customers and projects. For the years ended December 31, 2004 and 2003, the Company's four largest customers accounted for in the aggregate approximately 76% and 83% of its revenue, respectively. During 2004 and 2003, all 4 of these customers accounted for 10% or more of revenue.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of marketable securities, accounts receivable, and unbilled receivables. Marketable securities are subject to market fluctuations that could materially affect the recorded balances. To date, accounts receivable and unbilled receivables have been derived primarily from contracts with agencies of the federal government. Accounts receivable are generally due within 30 days and no collateral is required.

Fair Value of Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

Income Taxes

Effective January 1, 2004, the Company is an S Corporation. As an S Corporation, the Company is generally not subject to corporate income taxes and the income, deductions, credits and other tax attributes generated by the Company flow to its stockholders. However, the Company is subject to corporate income taxes for built-in gains for a period of 10 years from the effective date of the S Corporation election.

Comprehensive Income (Loss)

The Company adopted SFAS 130, “Reporting Comprehensive Income,” (“SFAS 130”). SFAS 130 requires the reporting of comprehensive income in addition to net income (loss) from operations. Comprehensive income (loss) differs from net income (loss) solely due to unrealized holding gains and losses on the available-for-sale marketable securities.
Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share (“EPS”) is computed using the weighted average number of common shares outstanding for the period. Diluted earnings per share includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for the periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

	Years Ended
	December 31,	December 31,
	2004	2003

Net income (loss)	$508,509	$(503,534)

Weighted-average common shares
outstanding :
Basic	100	100
Effect of dilutive securities-
stock options	-	-
Diluted	100	100

Basic net earnings (loss) per share	$5,085.09	$(5,035.34)

Diluted net earnings (loss) per share	$5,085.09	$(5,035.34)

There were no options or warrants to purchase shares of common stock at December 31, 2004 and 2003, respectively.

Recent Issued Accounting Standards

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB revised FIN 46 and issued FIN 46 (revised December 2003) ("FIN 46R"). In addition to conforming to previously issued FASB Staff Positions, FIN No. 46R deferred the implementation date for certain variable interest entities. This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company does not have any investments in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation will not have any impact on the Company’s consolidated results of operations, consolidated financial position or consolidated cash flows.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

On December 16, 2004, FASB published SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for issuers beginning as of the next fiscal year after December 15, 2005. Accordingly, the Company will implement the revised standard in the fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions Accounting Principles Board (“APB”) 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company’s consolidated results of operations in the first quarter of fiscal year 2006 and thereafter.

On December 16, 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transaction” ("SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its consolidated financial position, results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and requires the direct effects of accounting principle changes to be retrospectively applied. The existing guidance with respect to accounting estimate changes and corrections of errors is carried forward in SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material effect on its financial statements.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 3-	PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2004 and 2003:

	Estimated Useful
	Lives (Years)	2004	2003

Computer equipment	3	$181,330	$137,337
Furniture and fixtures	5	63,343	56,570
Leasehold improvements	5	15,750	15,750
		260,423	209,657
Less: Accumulated depreciation and amoritization		(147,439)	(87,274)

Total, net		$112,984	$122,383

Depreciation expense was $60,165 and $36,233 for the years ended December 31, 2004 and 2003, respectively.

NOTE 4-	LINE OF CREDIT

On June 27, 2003, the Company and United Bank (the “Bank”) entered into a Revolving Demand Commercial Note (the “Line of Credit”) in the original amount of $1,250,000. Borrowings under the Line of Credit accrue interest, due monthly, at the higher of the Bank’s prime rate plus 1% per annum or 5.25% per annum (6% and 5.25% as of December 31, 2004 and 2003, respectively). The Line of Credit is secured by substantially all assets of the Company, and is guaranteed by the Company’s stockholders. The Line of Credit was modified by the First Modification and Extension Agreement dated June 30, 2004, the Second Increase, Modification and Extension Agreement dated as of October 31, 2004, the Third Modification and Extension Agreement dated as of December 15, 2004 and the Fourth Increase, Modification and Extension Agreement dated May 31, 2005. The fourth extension extended the maturity date of the Line of Credit to May 31, 2006 and increased the Line of Credit to $1,500,000 for $10 and other good and valuable consideration as defined therein.

The balance of the Line of Credit as of December 31, 2004 and 2003 was $946,717 and $866,541, respectively. Interest expense on the Line of Credit for the years ended December 31, 2004 and 2003 was $50,193 and $32,336, respectively.

The Line of Credit requires the Company to maintain certain financial covenants such as the Current Ratio being 1.25 to 1.00 or greater; the Debt to Equity Ratio being 2.00 to 1.00 or less; and a Tangible Net Worth Ratio being greater than or equal to $500,000.The Company did not achieve these covenants and was able to receive a waiver from the Bank.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004

NOTE 5-	NOTE PAYABLE

The Company has a note payable with the Bank for an original amount of $250,000 (the “Note”). The Note requires monthly principal payments of $6,944, plus interest at the Bank’s prime rate plus .5% per annum (5.75% at December 31, 2004). The Note is secured by substantially all of the assets of the Company and is guaranteed by the Company’s stockholders. Any outstanding principal balances and accrued interest are due in July 2007.

As of December 31, 2004, the repayment schedule of the Note for the next three years and in the aggregate are:

2005	$83,328
2006	83,328
2007	48,622
215,278
Less: current portion	(83,328)

Long-term portion	$131,950

Interest expense for the year ended December 31, 2004 was $5,240.

NOTE 6-	SHAREHOLDERS’ EQUITY

Common Stock

At December 31, 2004 and 2003, there are 100 shares of no par value stock authorized, issued and outstanding
No shares were issued for the years ended December 31, 2004 and 2003.

NOTE 7-	RELATED PARTY TRANSACTIONS

In 2004, the Company advanced $19,563 to a company under common ownership of CNS. The advance was made with no particular terms of repayment and no stated interest rate. The Company has classified this as a current asset and believes repayment will occur within one year.

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004
NOTE 8-	COMMITMENTS

The Company leases office space under an operating lease that has initial or remaining non-cancelable lease terms and expires in October 2007. The lease agreement provides for an annual 3% escalation of the base rent. As of December 31, 2004, the following presents the approximate future minimum lease payments required under this lease:

For the Years Ended
December 31,

2005	$95,000
2006	98,000
2007	84,000

$277,000

Rent expense for the years ended December 31, 2004 and 2003 was $92,810 and $77,666, respectively.

The Company and a vendor were engaged in a contract dispute in the amount of $17,500. This dispute was settled in April 2005 (see Note 11).

NOTE 9-	INCOME TAXES

During the year ended December 31, 2004, the Company adjusted its built-in gains tax accrual by $27,000 based on the amounts shown on the 2003 income tax return. This change in estimate was reported as an income tax benefit on the statement of operations during the year ended December 31, 2004. The Company has accrued deferred income taxes of $100,000 at December 31, 2004 related to potential built-in gains tax.

Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These temporary differences relate principally to the use of cash basis of accounting for income tax purposes and other differences between financial statements and tax reporting of income and deductions. A summary of the composition of the net deferred income tax liability is as follows at December 31, 2004:

Temporary differences related to the use of cash basis of accounting
for income tax purposes	$447,000

Net operating loss	(347,000)

Deferred income tax liability	$100,000

COMPUTER NETWORKS & SOFTWARE, INC.
NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2005 AND 2004
NOTE 10-	DEFINED CONTRIBUTION PLAN

Effective January 1, 2003, the Company adopted a defined contribution 401(k) profit sharing plan (the “Plan”) covering substantially all employees who have completed three months of service an attained the age of 21. Participants may make voluntary contributions to the Plan up to the maximum amount allowable by law, but not to exceed 25% of their annual compensation. Company contributions to the Plan are at the discretion of management and vest to participants ratably over a two year period. The Company recorded contributions to the Plan of $45,204 and $41,153 during the years ended December 31, 2004 and 2003, respectively.

NOTE 11-	SUBSEQUENT EVENTS

In April 2005, the Company entered into a Settlement Agreement and General Mutual Release with a vendor, whereby the Company agreed to a one-time payment in the amount of $17,500 in exchange for a full release of any and all present and future claims arising out of a recruitment agreement entered into between the companies.

On May 31, 2005, the Company entered into a Fourth Increase, Modification and Extension Agreement. The fourth extension extended the maturity date of the Line of Credit to May 31, 2006 and increased the Line of Credit to $1,500,000 for $10 and other good and valuable consideration as defined therein.

The Company and its stockholders entered into an agreement and plan of reorganization with Lounsberry Holdings I, Inc. (“Lounsberry”) and CNS Acquisition Corp. Upon completion of this transaction, the Company will be merged with and into Lounsberry and become a wholly-owned subsidiary of Lounsberry. The Company’s shareholders are to receive stock and warrants in Lounsberry and cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUNBERRY HOLDINGS I, INC.
(Registrant)

Date: January 17, 2006	/s/ Paul B. Silverman
Paul B. Silverman
Chief Executive Officer